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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ----------


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 17, 2004



                    PLAINS EXPLORATION & PRODUCTION COMPANY
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


              DELAWARE                                   33-0430755
      (STATE OF INCORPORATION)              (I.R.S. EMPLOYER IDENTIFICATION NO.)


                                    001-31470
                              (COMMISSION FILE NO.)


                             700 MILAM, SUITE 3100
                              HOUSTON, TEXAS 77002
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                                   (ZIP CODE)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (832) 239-6000


================================================================================

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

        (a) Financial Statements of Businesses Acquired.

        The audited financial statements of Nuevo Energy Company, as required by this Item 7(a), are filed with this Report:

        Consolidated Statements of Income for the Years
          Ended December 31, 2003, 2002 and 2001

        Consolidated Balance Sheets as of December 31, 2003
          and 2002

        Consolidated Statements of Cash Flows for the Years
          Ended December 31, 2003, 2002 and 2001

        Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2003, 2002 and 2001

        Consolidated Statements of Comprehensive Income for the Years Ended December 31, 2003, 2002 and 2001

        Notes to the Consolidated Financial Statements

        Supplemental Schedule: Independent Auditors' Report on Consolidated Financial Statement Schedule

        Schedule II--Valuation and Qualifying Accounts


        (b) Pro Forma Financial Information.

        The following unaudited pro forma financial information of Plains Exploration & Production Company, as required by this Item 7(b), are filed with this Report:

        Unaudited Pro Forma Combined Balance Sheet at
          December 31, 2003

        Unaudited Pro Forma Combined Statement of Income for the Year Ended December 31, 2003

        Notes to Unaudited Pro Forma Combined Financial
          Statements

        (c) Exhibits.

        23.1   Consent of KPMG LLP.

                          INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS OF NUEVO ENERGY COMPANY

        Consolidated Statements of Income for the Years
          Ended December 31, 2003, 2002 and 2001                        F-3

        Consolidated Balance Sheets as of December 31, 2003
          and 2002                                                      F-4

        Consolidated Statements of Cash Flows for the Years
          Ended December 31, 2003, 2002 and 2001                        F-6

        Consolidated Statements of Stockholders' Equity for
          the Years Ended December 31, 2003, 2002 and 2001              F-7

        Consolidated Statements of Comprehensive Income for
          the Years Ended December 31, 2003, 2002 and 2001              F-8

        Notes to the Consolidated Financial Statements                  F-9

        Supplemental Schedule: Independent Auditors' Report
          on Consolidated Financial Statement Schedule                  F-43

        Schedule II--Valuation and Qualifying Accounts                  F-44


PRO FORMA FINANCIAL INFORMATION OF PLAINS EXPLORATION &
  PRODUCTION COMPANY

        Unaudited Pro Forma Combined Balance Sheet at
          December 31, 2003                                             F-46

        Unaudited Pro Forma Combined Statement of Income for
          the Year Ended December 31, 2003                              F-47

        Notes to Unaudited Pro Forma Combined Financial
          Statements                                                    F-48

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Nuevo Energy Company:

     We have audited the accompanying consolidated balance sheets of Nuevo Energy Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nuevo Energy Company and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in note 2, effective January 1, 2001, the Company changed its method of accounting for derivative instruments. As discussed in note 3, effective January 1, 2003, the Company changed its method of accounting for asset retirement obligations. As discussed in note 2, effective December 31, 2003, the Company changed its method of accounting for certain convertible subordinated debentures.

                                             KPMG LLP

Houston, Texas
March 5, 2004

                              NUEVO ENERGY COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2003       2002       2001
                                                              --------   --------   --------
Revenues
    Crude oil and liquids...................................  $313,885   $276,494   $238,127
    Natural gas.............................................    56,090     31,337     72,679
    Other...................................................     1,362      4,070        273
                                                              --------   --------   --------
                                                               371,337    311,901    311,079
                                                              --------   --------   --------
Costs and Expenses
    Lease operating expenses................................   159,832    132,954    160,086
    Exploration costs.......................................     2,115      4,541     22,058
    Depreciation, depletion, amortization and accretion.....    70,810     73,128     70,554
    Impairment of oil and gas properties....................        --         --    103,490
    General and administrative expenses.....................    28,457     25,877     36,904
    Restructuring and severance charges.....................        --         --      4,859
    Loss on assets held for sale............................        --      1,253      3,494
    Other...................................................     1,256      1,930     14,928
    Gain on disposition of properties.......................    (5,824)   (16,588)      (882)
                                                              --------   --------   --------
                                                               256,646    223,095    415,491
                                                              --------   --------   --------
Operating Income (Loss).....................................   114,691     88,806   (104,412)
    Derivative gain (loss)..................................    (5,842)    (4,746)       226
    Interest income.........................................       342        266      1,311
    Interest expense........................................   (29,793)   (37,943)   (43,006)
    Loss on early extinguishment of debt....................   (12,578)        --         --
    Dividends on TECONS.....................................    (6,613)    (6,613)    (6,613)
                                                              --------   --------   --------
Income (Loss) From Continuing Operations Before Income
  Taxes.....................................................    60,207     39,770   (152,494)
Income Tax Expense (Benefit)
    Current.................................................     2,086      1,330         --
    Deferred................................................    21,032     15,361    (61,123)
                                                              --------   --------   --------
                                                                23,118     16,691    (61,123)
                                                              --------   --------   --------
Income (Loss) From Continuing Operations....................    37,089     23,079    (91,371)
Income (loss) from discontinued operations, including
  gain/loss on disposal, net of income taxes................     5,894    (10,804)    12,200
Cumulative effect of a change in accounting principle, net
  of income taxes...........................................     8,496         --         --
                                                              --------   --------   --------
Net Income (Loss)...........................................  $ 51,479   $ 12,275   $(79,171)
                                                              ========   ========   ========
Earnings Per Share:
  Basic
    Income (Loss) from continuing operations................  $   1.92   $   1.31   $  (5.46)
    Income (Loss) from discontinued operations, net of
     income taxes...........................................      0.30      (0.61)      0.73
    Cumulative effect of a change in accounting principle,
     net of income tax benefit..............................      0.44         --         --
                                                              --------   --------   --------
    Net income (loss).......................................  $   2.66   $   0.70   $  (4.73)
                                                              ========   ========   ========
  Diluted
    Income (Loss) from continuing operations................  $   1.89   $   1.30   $  (5.46)
    Income (Loss) from discontinued operations, net of
     income taxes...........................................      0.30      (0.61)      0.73
    Cumulative effect of a change in accounting principle,
     net of income tax benefit..............................      0.43         --         --
                                                              --------   --------   --------
    Net income (loss).......................................  $   2.62   $   0.69   $  (4.73)
                                                              ========   ========   ========
Weighted Average Shares Outstanding:
    Basic...................................................    19,355     17,651     16,735
                                                              ========   ========   ========
    Diluted.................................................    19,627     17,790     16,735
                                                              ========   ========   ========

                            See accompanying notes.

                              NUEVO ENERGY COMPANY

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 2003        2002
                                                              ----------   ---------
                                       ASSETS
Current assets
  Cash and cash equivalents.................................  $    6,276   $   5,047
  Accounts receivable, net of allowance of $216 in 2003 and
     $626 in 2002...........................................      39,729      40,945
  Inventory.................................................       5,741       7,326
  Assets held for sale......................................      38,290      92,738
  Deferred income taxes.....................................      11,906       7,683
  Prepaid expenses and other................................       4,489       3,862
                                                              ----------   ---------
     Total current assets...................................     106,431     157,601
                                                              ----------   ---------
Property and equipment, at cost
  Land......................................................       5,224       5,224
  Oil and gas properties (successful efforts method)........   1,031,202     951,258
  Gas plant and other facilities............................      15,126      14,303
                                                              ----------   ---------
                                                               1,051,552     970,785
  Accumulated depreciation, depletion and amortization......    (355,311)   (357,072)
                                                              ----------   ---------
     Total property and equipment, net......................     696,241     613,713
                                                              ----------   ---------
Deferred income taxes.......................................      17,404      43,258
Goodwill....................................................      17,121      19,664
Other assets................................................       7,779      20,935
                                                              ----------   ---------
       Total assets.........................................  $  844,976   $ 855,171
                                                              ==========   =========

                            See accompanying notes.

                              NUEVO ENERGY COMPANY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 2003        2002
                                                              ----------   ---------
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable..........................................  $   38,707   $  34,323
  Accrued interest..........................................       3,663       5,169
  Accrued drilling costs....................................       5,568       8,035
  Accrued lease operating costs.............................      13,558      15,598
  Price risk management activities..........................      35,005      20,884
  Other accrued liabilities.................................      42,447      16,735
                                                              ----------   ---------
     Total current liabilities..............................     138,948     100,744
                                                              ----------   ---------
Long-Term debt
  Senior subordinated notes.................................     225,000     409,577
  Bank credit facility......................................      15,000      28,700
  Long-term liability to unconsolidated affiliate...........     115,000          --
                                                              ----------   ---------
     Total debt.............................................     355,000     438,277
  Interest rate swaps -- fair value adjustment..............        (153)      2,161
  Interest rate swaps -- termination gain...................      14,364      11,673
                                                              ----------   ---------
     Long-term debt.........................................     369,211     452,111
                                                              ----------   ---------
Asset retirement obligation.................................     102,921          --
Price risk management activities............................      10,512       4,198
Other long-term liabilities.................................       1,555       8,842
Company-obligated mandatorily redeemable convertible
  preferred securities of Nuevo Financing I (TECONS)........          --     115,000
Commitments and contingencies (Note 13)
Stockholders' equity
  Preferred stock, $1.00 par value, 10,000,000 shares
     authorized; 7% Cumulative Convertible Preferred Stock,
     none issued and outstanding............................          --          --
  Common stock, $0.01 par value, 50,000,000 shares
     authorized, 23,151,781 and 23,048,388 shares issued and
     19,682,494 and 19,110,102 shares outstanding,
     respectively...........................................         232         230
  Additional paid-in capital................................     397,628     388,479
  Treasury stock, at cost, 3,469,287 and 3,867,691 shares,
     respectively...........................................     (68,048)    (75,683)
  Deferred stock compensation and other.....................      (6,512)       (605)
  Accumulated other comprehensive income....................     (24,614)    (11,468)
  Accumulated deficit.......................................     (76,857)   (126,677)
                                                              ----------   ---------
     Total stockholders' equity.............................     221,829     174,276
                                                              ----------   ---------
       Total liabilities and stockholders' equity...........  $  844,976   $ 855,171
                                                              ==========   =========

                            See accompanying notes.

                              NUEVO ENERGY COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               2003        2002        2001
                                                             ---------   ---------   --------
Cash flows from operating activities
     Net income (loss).....................................  $  51,479   $  12,275   $(79,171)
     Adjustments to reconcile net income (loss) to net cash
       provided by operating activities
          Depreciation, depletion, amortization and
            accretion......................................     70,810      73,128     70,554
          Deferred income taxes............................     21,032      15,361    (61,123)
          Dry hole costs...................................        271         297     14,138
          Amortization of debt financing costs.............      1,909       2,532      2,399
          Loss on early extinguishment of debt.............     12,578          --         --
          Impairment of oil and gas properties.............         --          --    103,490
          Net gain on sales of assets......................     (5,824)    (16,588)      (882)
          Loss on assets held for sale.....................         --       1,253      3,494
          Non-cash effect of discontinued operations.......        471      30,317     13,767
          Cumulative effect of a change in accounting
            principle......................................     (8,496)         --         --
          Other............................................      8,138       8,540      6,911
     Working capital changes, net of non-cash transactions
          Accounts receivable..............................      1,780       9,341     23,043
          Accounts payable.................................      7,797      (6,578)     9,876
          Accrued liabilities and other....................      3,836      (7,150)   (17,602)
                                                             ---------   ---------   --------
            Net cash provided by operating activities......    165,781     122,728     88,894
                                                             ---------   ---------   --------
Cash flows from investing activities
     Additions to oil and gas properties...................    (61,636)    (74,472)  (133,228)
     Acquisition of Athanor Resources, Inc.................         --     (61,312)        --
     Acquisitions of oil and gas properties................         --          --    (28,456)
     Proceeds from sales of properties.....................     85,002      26,968      6,145
     Deposit received on real estate sale..................     15,931          --         --
     Other proceeds........................................      1,841          --         --
     Additions to other properties.........................     (5,095)     (5,698)    (8,554)
                                                             ---------   ---------   --------
            Net cash provided by (used in) investing
               activities..................................     36,043    (114,514)  (164,093)
                                                             ---------   ---------   --------
Cash flows from financing activities
     Net borrowings of credit facility.....................    (13,700)    (12,800)    41,500
     Payments of long-term debt............................   (184,577)         --       (150)
     Premium paid for redemption of notes..................     (8,692)         --         --
     Proceeds from exercise of stock options...............      6,374       1,229      3,694
     Purchase of treasury shares...........................         --          --     (2,085)
     Other.................................................         --       1,294        (97)
                                                             ---------   ---------   --------
            Net cash provided by (used in) financing
               activities..................................   (200,595)    (10,277)    42,862
                                                             ---------   ---------   --------
Increase (decrease) in cash and cash equivalents...........      1,229      (2,063)   (32,337)
Cash and cash equivalents
       Beginning of year...................................      5,047       7,110     39,447
                                                             ---------   ---------   --------
       End of year.........................................  $   6,276   $   5,047   $  7,110
                                                             =========   =========   ========

                            See accompanying notes.

                              NUEVO ENERGY COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                2003                 2002                 2001
                                         ------------------   ------------------   ------------------
                                         SHARES    AMOUNT     SHARES    AMOUNT     SHARES    AMOUNT
                                         ------   ---------   ------   ---------   ------   ---------
Common Stock
  Balance, beginning of year...........  19,110   $     230   16,880   $     209   16,632   $     206
  Issuances and purchases of common
     stock
     Acquisition of Athanor Resources,
       Inc. ...........................      --          --    1,970          20       --          --
     Employee stock compensation and
       plans...........................     572           2      260           1      376           3
     Purchase of treasury stock........      --          --       --          --     (128)         --
                                         ------   ---------   ------   ---------   ------   ---------
  Balance, end of year.................  19,682   $     232   19,110   $     230   16,880   $     209
                                         ------   ---------   ------   ---------   ------   ---------
Additional Paid-In Capital
  Balance, beginning of year...........           $ 388,479            $ 366,792            $ 361,643
     Acquisition of Athanor Resources,
       Inc. ...........................                  --               20,066                   --
     Exercise of stock options.........               1,413                1,785                4,463
     Employee stock compensation and
       plans...........................               7,736                 (164)                 686
                                                  ---------            ---------            ---------
  Balance, end of year.................           $ 397,628            $ 388,479            $ 366,792
                                                  ---------            ---------            ---------
Accumulated Deficit
  Balance, beginning of year...........           $(126,677)           $(138,952)           $ (59,781)
     Loss on issue of treasury
       shares..........................              (1,659)                  --                   --
     Net income (loss).................              51,479               12,275              (79,171)
                                                  ---------            ---------            ---------
  Balance, end of year.................           $ (76,857)           $(126,677)           $(138,952)
                                                  ---------            ---------            ---------
Accumulated Other Comprehensive Income
  Balance, beginning of year...........           $ (11,468)           $  11,534            $      --
     Other comprehensive income........             (13,146)             (23,002)              11,534
                                                  ---------            ---------            ---------
  Balance, end of year.................           $ (24,614)           $ (11,468)           $  11,534
                                                  ---------            ---------            ---------
Treasury Stock
  Balance, beginning of year...........           $ (75,683)           $ (75,855)           $ (74,703)
     Issuance related to employee stock
       compensation and plans..........               7,635                  172                  933
     Purchase of treasury stock........                  --                   --               (2,085)
                                                  ---------            ---------            ---------
                                                  $ (68,048)           $ (75,683)           $ (75,855)
                                                  ---------            ---------            ---------
Deferred Compensation and Other
  Balance, beginning of year...........           $    (605)           $  (3,821)           $  (4,248)
     Deferred compensation.............              (5,466)               1,422                 (300)
     Stock acquired by benefit trust...                (441)                (172)                (933)
     Withdrawal from benefit trust.....                  --                1,966                1,660
                                                  ---------            ---------            ---------
  Balance, end of year.................           $  (6,512)           $    (605)           $  (3,821)
                                                  ---------            ---------            ---------
Total Stockholders' Equity.............           $ 221,829            $ 174,276            $ 159,907
                                                  =========            =========            =========

                            See accompanying notes.

                              NUEVO ENERGY COMPANY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2003       2002       2001
                                                              --------   --------   --------
Comprehensive Income
  Net income (loss).........................................  $ 51,479   $ 12,275   $(79,171)
       Unrealized gains (losses) from cash flow hedging
          activity:
          Cumulative effect transition adjustment (net of
            income tax benefit of $10,784 in 2001)..........        --         --    (15,976)
          Reclassification adjustment of settled contracts
            (net of income taxes of $18,390 in 2003, $3,262
            in 2002 and $19,202 in 2001)....................    28,523      4,753     28,446
          Changes in fair value of derivative instruments
            during the period (net of income tax benefit of
            $26,866 in 2003, $19,049 in 2002 and $632 in
            2001)...........................................   (41,669)   (27,755)      (936)
                                                              --------   --------   --------
               Other comprehensive income...................   (13,146)   (23,002)    11,534
                                                              --------   --------   --------
     Comprehensive income...................................  $ 38,333   $(10,727)  $(67,637)
                                                              ========   ========   ========

                            See accompanying notes.

                              NUEVO ENERGY COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION

     Nuevo Energy Company ("Nuevo") was formed as a Delaware corporation on March 2, 1990, to acquire the businesses of certain public and private partnerships (collectively "Predecessor Partnerships"). On July 9, 1990, the plan of consolidation ("Plan of Consolidation") was approved by limited partners owning a majority of units of limited partner interests in the partnerships whereby the net assets of the Predecessor Partnerships, which were subject to the Plan of Consolidation, were exchanged for Common Stock of Nuevo ("Common Stock"). All references to the "Company" include Nuevo and its majority and wholly-owned subsidiaries, unless otherwise indicated or the context indicates otherwise.

     We are engaged in the acquisition, exploitation, development, exploration and production of crude oil and natural gas. Our principal oil and gas properties are located domestically onshore and offshore California and West Texas, and internationally offshore the Republic of Congo, West Africa.

     We have entered into a definitive agreement to be merged with Plains Exploration & Production Company ("Plains") in a stock transaction valued at approximately $945 million, based on Plains' closing price on February 11, 2004. If completed, Plains will issue up to 37.4 million shares to our stockholders and assume $234 million of net debt (as of December 31, 2003) and $115 million of Trust Convertible Preferred Securities. Under the terms of the transaction, our stockholders will receive 1.765 shares of Plains' common stock for each share of our common stock.

     The transaction is expected to qualify as a tax free reorganization under
Section 368(a) and is expected to be tax free to Plains' stockholders and tax free for the stock consideration received by our stockholders. The Boards of Directors of both companies have approved the merger agreement and each has recommended it to their respective stockholders for approval. Consummation of the transaction is subject to shareholder approval from both companies and other customary conditions.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     Our consolidated financial statements include the accounts of Nuevo and our majority and wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     As a result of adopting FIN 46R, Consolidation of Variable Interest Entities, at December 31, 2003, we are required to deconsolidate our wholly owned Nuevo Financing I Business Trust subsidiary. See New Accounting Pronouncements.

  OIL AND GAS PROPERTIES

     We use the successful efforts method to account for our investments in oil and gas properties. Under the successful efforts method, oil and gas lease acquisition costs and intangible drilling costs associated with exploration efforts that result in the discovery of proved reserves and costs associated with development drilling, whether or not successful, are capitalized when incurred. When a proved property is sold, ceases to produce or is abandoned, a gain or loss is recognized. When an entire interest in an unproved property is sold for cash or cash equivalent, a gain or loss is recognized, taking into consideration any recorded impairment. When a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

     Costs of successful wells, development dry holes and proved leases are capitalized and depleted on a unit-of-production basis over the remaining proved reserves. Capitalized drilling costs are depleted on a unit-of-production basis over the lives of the remaining proved developed reserves. See Note 3 for a discussion of the provisions of SFAS No. 143, which was adopted effective January 1, 2003.

                              NUEVO ENERGY COMPANY

     SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. The standard also expanded the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. We adopted the provisions of this statement effective January 1, 2002 and have presented certain property dispositions as discontinued operations in accordance with SFAS No. 144. (See Note 5).

     We review our long-lived assets to be held and used, including proved oil and gas properties accounted for using the successful efforts method of accounting, on a depletable unit basis whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. SFAS No. 144 requires an impairment loss to be recognized when the carrying amount of an asset exceeds the sum of the undiscounted estimated future net cash flows and we recognize an impairment loss equal to the difference between the carrying value and the fair value of the asset. Fair value is estimated to be the expected present value of future net cash flows from proved reserves, utilizing a risk-free rate of return. Also, in accordance with SFAS No. 144, when the proved properties are classified as held for sale, if the carrying amount of the assets is greater than their fair market value less our estimated costs to sell them, the difference, if significant, is recognized as a loss in that period and the associated results of operations are accounted for as discontinued. We recorded impairments required to be taken in 2003 and 2002 on properties designated as assets held for sale. During 2001, we recorded an impairment totaling $103.5 million on our Santa Clara, Huntington Beach, Pitas Point, Masseko (Congo) and Point Pedernales fields and certain other oil and gas properties.

     Unproved leasehold costs are capitalized pending the results of exploration efforts. Significant unproved leasehold costs are reviewed periodically and a loss is recognized to the extent, if any, that the cost of the property has been impaired. Exploration costs, including geological and geophysical expenses, exploratory dry holes and delay rentals, are charged to expense as incurred.

     Interest costs associated with non-producing leases and exploration and development projects were capitalized only for the period that activities were in progress to bring these projects to their intended use. The capitalization rates were based on our weighted average cost of funds used to finance expenditures. We capitalized $1.6 million, $1.9 million and $2.5 million of interest costs in 2003, 2002 and 2001.

     Any reference to oil and gas reserve information in the Notes to the Consolidated Financial Statements is unaudited.

  DERIVATIVE FINANCIAL INSTRUMENTS AND PRICE RISK MANAGEMENT ACTIVITIES

     We use price risk management activities to manage non-trading market risks. We use derivative financial instruments such as swaps, collars and put options to hedge the impact market price risk exposures on our crude oil and natural gas production and to mitigate our exposure to interest rate risk.

     All of our derivative instruments are recognized on the balance sheet at their fair value. We currently use swaps, collars and put options to hedge our exposure to material changes in the future price of crude oil and natural gas and interest rate swaps to hedge the fair value of our long-term debt.

     On the date we enter into a derivative contract, we designate the derivative as either a hedge of the fair value of a recognized asset, liability or firm commitment ("fair value" hedge), as a hedge of the variability of cash flows to be received or paid ("cash flow" hedge), or elect not to designate the derivative as a hedge. Changes in the fair value of a derivative that is highly effective as, and that is designated and qualifies as, a fair value hedge, along with the change in fair value of the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current period earnings. Changes in the fair value of a cash flow hedge are recorded in other comprehensive income (loss) until the

                              NUEVO ENERGY COMPANY
hedged transaction occurs. At December 31, 2003, we had cash flow hedges, fair value hedges and derivatives not designated as a hedge. (See Note 14.)

     We formally document all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to forecasted transactions. We also formally assess, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged transactions. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, we discontinue hedge accounting prospectively.

     When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income will be recognized in earnings immediately. In all other situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in earnings prospectively.

     At December 31, 2003, we had recorded $24.6 million, net of related taxes of $15.9 million, of cumulative hedging losses in other comprehensive income, which will be reclassified to earnings within the next 12 months. The amounts ultimately reclassified to earnings will vary due to changes in the fair value of the open derivative contracts prior to settlement.

     As a result of hedging transactions, oil and gas revenues were reduced by $46.8 million, $9.4 million and $47.6 million in 2003, 2002 and 2001. The portion of our derivative financial instruments that were ineffective or did not qualify for hedge accounting totaled $5.8 million in 2003 and was recorded in derivative gain/loss in the accompanying consolidated statements of income.

  GOODWILL AND OTHER INTANGIBLE ASSETS

     SFAS No. 142, Goodwill and Other Intangible Assets requires discontinuing amortization of goodwill after 2001 and requires that goodwill be tested at least annually for impairment. The impairment test requires allocating goodwill and all other assets and liabilities to business levels referred to as reporting units. The fair value of each reporting unit that has goodwill is determined and compared to the book value of the reporting unit. If the fair value of the reporting unit is less than the book value (including goodwill), then a second test is performed to determine the amount of the impairment.

     If the second test is necessary, the fair value of the reporting unit's individual assets and liabilities is deducted from the fair value of the reporting unit. This difference represents the implied fair value of goodwill, which is compared to the book value of the reporting unit's goodwill. Any excess of the book value of goodwill over the implied fair value of goodwill is the amount of the impairment.

     The goodwill impairment test is performed annually, and also at interim dates upon the occurrence of significant events. Significant events include: a significant adverse change in legal factors or business climate; an adverse action or assessment by a regulator; a more-likely-than-not expectation that a reporting unit or significant portion of a reporting unit will be sold; significant adverse trends in current and future oil and gas prices; nationalization of any of the Company's oil and gas properties; or, significant increases in a reporting unit's carrying value relative to its fair value.

     We recorded $17.1 million of goodwill in connection with our acquisition of Athanor Resources, Inc. in 2002 (See Note 12). The goodwill is recorded in our West Texas reporting unit. The annual impairment test is performed in the fourth quarter of each year, or more often if required.

                              NUEVO ENERGY COMPANY

  COMPREHENSIVE INCOME

     Comprehensive income includes net income and all changes in other comprehensive income. Changes in other comprehensive income include changes in the fair value of derivatives designated as cash flow hedges.

  ENVIRONMENTAL LIABILITIES

     Environmental expenditures that relate to current or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with our commitment to a formal plan of action. As of December 31, 2003, we had accrued approximately $0.6 million for future environmental expenditures.

  CONTINGENCIES

     We recognize liabilities for contingencies when we have an exposure that, when fully analyzed, indicates it is both probable and that the amount can be reasonably estimated. Funds spent to remedy these contingencies are charged against a reserve, if one exists, or expensed.

  INVENTORY

     Our inventory is valued at the lower of cost or market, with cost being determined on a first-in, first-out (FIFO) method. We had crude oil inventory in the Congo of $2.5 million and $3.0 million at December 31, 2003 and 2002. Our materials and supplies inventory totaled $3.2 million and $4.3 million at December 31, 2003 and 2002.

  RECOGNITION OF CRUDE OIL AND NATURAL GAS REVENUE

     Crude oil and natural gas revenue is recognized when title to the commodities produced passes to the purchaser. We use the entitlement method for recording sales of crude oil and natural gas from producing wells. Under the entitlement method, revenue is recorded based on our net revenue interest in production. Deliveries of crude oil and natural gas in excess of our net revenue interests are recorded as liabilities and under-deliveries are recorded as assets. Production imbalances are recorded at the lower of the sales price in effect at the time of production or the current market value. Substantially all such amounts are anticipated to be settled with production in future periods. At December 31, 2003 and 2002, our imbalances were insignificant.

  INCOME TAXES

     Deferred income taxes are accounted for under the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs.

  STATEMENTS OF CASH FLOWS

     For cash flow presentation purposes, we consider all highly liquid money market instruments with an original maturity of three months or less to be cash equivalents. Interest paid in cash, including amounts capitalized, for 2003, 2002, and 2001 was $31.4 million, $35.4 million, and $38.3 million. Net amounts paid (refunded) in cash for income taxes for 2003, 2002, and 2001 were $1.8 million, $(1.5) million, and $0.4 million.

                              NUEVO ENERGY COMPANY

  USE OF ESTIMATES

     In order to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America, our management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities, as well as reserve information, which affects the depletion calculation. Actual results could differ from those estimates.

  STOCK-BASED COMPENSATION

     We account for stock compensation plans under the intrinsic value method of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. No compensation expense is recognized for stock options that had an exercise price equal to their market value of the underlying common stock on the date of grant. As allowed by SFAS No. 123, Accounting for Stock-Based Compensation, we have continued to apply APB Opinion No. 25 for purposes of determining net income. In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Had compensation expense for stock-based compensation been determined based on the fair value at the date of grant, our net income and earnings per share would have been as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                         -------------------------------------
                                                            2003         2002         2001
                                                         ----------   ----------   -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss) as reported..........................   $51,479      $12,275      $(79,171)
  Add:
     Stock based employee compensation expense included
       in reported net income, net of related income
       tax.............................................     1,079          755           310
  Deduct:
     Total stock based employee compensation expense
       determined under fair value based method for all
       awards, net of related income tax...............    (2,115)      (4,777)       (4,316)
                                                          -------      -------      --------
Pro forma net income (loss)............................   $50,443      $ 8,253      $(83,177)
                                                          =======      =======      ========
Earnings per share:
       Basic -- as reported............................   $  2.66      $  0.70      $  (4.73)
       Basic -- pro forma..............................      2.61         0.47         (4.97)
       Diluted -- as reported..........................      2.62         0.69         (4.73)
       Diluted -- pro forma............................      2.57         0.46         (4.97)

     The weighted-average fair value of options granted during 2003, 2002 and 2001 was $9.87, $8.20 and $6.23. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected stock price volatility of 44.5% in 2003 and 2002 and 54.5% in 2001; risk free interest of 4% in 2003, 2002 and 2001; and average expected option lives of eight years in 2003 and 2002 and three years in 2001.

     We granted 372,574, 25,465 and 47,520 shares of restricted stock in 2003, 2002 and 2001. The weighted-average fair value of restricted common stock granted during 2003, 2002 and 2001 was $19.15, $13.99 and $14.43, respectively.

                              NUEVO ENERGY COMPANY

  FUNCTIONAL CURRENCY

     Our functional currency for all operations is the U.S. dollar.

  RECLASSIFICATIONS

     Certain reclassifications of prior period amounts have been made to conform to the current presentation. The unaudited quarterly data footnote (Note 17) also reflects reclassifications to conform with current presentation. These reclassifications had no effect on net income or earnings per share.

  NEW ACCOUNTING PRONOUNCEMENTS

     Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures three classes of freestanding financial instruments (mandatorily redeemable instruments, instruments with repurchase obligations, instruments with obligations to issue a variable number of shares) with characteristics of both liabilities and equity. Instruments within the scope of the statement must be classified as liabilities on the balance sheet. SFAS No. 150 was effective for all freestanding financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. We have not entered into any financial instruments within the scope of SFAS No. 150 since May 31, 2003, nor do we currently hold any significant financial instruments within the scope. SFAS No. 150 does not apply to convertible bonds, consequently our TECONS are not within the scope of SFAS No. 150.

     Guarantor's Accounting and Disclosure Requirements. The FASB issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others, in November 2002, which clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor's accounting for and disclosures of certain guarantees issued. FIN 45 requires enhanced disclosures for certain guarantees. It also requires that certain guarantees issued or modified after December 31, 2002, including certain third-party guarantees, be recorded initially on the balance sheet at fair value. For guarantees issued on or before December 31, 2002, liabilities are recorded when and if payments become probable and estimable. We adopted FIN 45 effective January 1, 2003, and have included the disclosure requirements of FIN 45 in Note 13 to the consolidated financial statements. The adoption of FIN 45 had no effect on our consolidated financial position, results of operations or cash flows.

     Consolidation of Variable Interest Entities. In December 2003, the FASB issued Interpretation No. 46 (revised December 2003), ("FIN 46R"), Consolidation of Variable Interest Entities ("VIE's"), replacing Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, issued in January 2003. FIN 46R was issued to replace FIN 46 and to provide clarification of key terms, additional exemptions for application and an extended initial application period. FIN 46R requires certain VIEs be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 was effective for all VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of FIN 46 was required to be applied for the first interim or annual period beginning after June 15, 2003. We had no contractual relationship or other business relationship with a variable interest entity and therefore the adoption of FIN 46 had no effect on our consolidated financial position, results of operations or cash flows.

     We adopted FIN 46R on December 31, 2003. As a result of adopting FIN 46R, we were required to deconsolidate our Nuevo Financing I business trust and our TECONS. Accordingly, our 5 3/4% Convertible

                              NUEVO ENERGY COMPANY

Subordinated Debentures due December 15, 2026, have been included in long-term liabilities as a long-term liability to an unconsolidated affiliate at December 31, 2003. Beginning in 2004, dividends on the TECONS will no longer be reported in our results of operations; instead, we will be reflecting the dividends as interest expense on the income statement.

     The FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets in June 2001. We adopted the provisions of these statements on July 1, 2001 and January 1, 2002, respectively. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. SFAS No. 142 addresses accounting and reporting of acquired goodwill and other intangible assets. This statement requires that, at a minimum, all intangible assets be aggregated and presented as a separate line item on the balance sheet. A reporting issue has arisen regarding the application of certain provisions of SFAS No. 141 and SFAS No. 142 for companies in the extractive industries, including oil and gas companies. The issue is whether SFAS No. 142 requires registrants to classify the costs of mineral rights associated with extracting oil and gas as intangible assets in the balance sheet, apart from other capitalized oil and gas property costs, and to provide specific footnote disclosures.

     The Emerging Issues Task Force has added the treatment of oil and gas mineral rights to an upcoming agenda which may result in a change in how we are currently classifying these costs. Historically, we have included the costs of mineral rights associated with extracting oil and gas as a component of oil and gas properties pursuant to the provisions of SFAS No. 19, Financial Accounting and Reporting by Oil and Gas Companies. If it is ultimately determined that SFAS No. 142 requires these costs to be classified as a separate intangible asset line item on the balance sheet, we would be required to reclassify approximately $95 million and $101 million at December 31, 2003 and December 31, 2002, respectively, out of oil and gas properties into a separate intangible assets line item on the balance sheet. To calculate these amounts, we deducted our estimate of the fair value of tangible oil and gas equipment acquired in the merger with Athanor Resources, Inc. in 2002 from the amount of the purchase price allocated to property, plant and equipment. Our results of operations would not be affected since such intangible assets would continue to be depleted and assessed for impairment in accordance with successful efforts accounting rules. The classification of these costs as intangible assets would not have any impact on our compliance with the covenants under our debt agreements.

3.  ASSET RETIREMENT OBLIGATIONS

     SFAS No. 143, Accounting for Asset Retirement Obligations requires a liability to be recorded relating to the eventual retirement and removal of assets used in our business. The liability is discounted to its present value, with a corresponding increase to the related asset value. Over the life of the asset, the liability will be accreted to its future value and eventually extinguished when the asset is taken out of service. We adopted the provisions of SFAS No. 143 on January 1, 2003 to record our asset retirement obligation to plug and abandon oil and gas wells, offshore platforms and facilities. In connection with the initial application of SFAS No. 143, we recorded a cumulative effect of change in accounting principle, net of taxes, of $8.5 million as an increase to net income. In addition, we recorded an asset retirement obligation for oil and gas properties and equipment

                              NUEVO ENERGY COMPANY
of $92.7 million. The following table rolls forward our asset retirement obligation in accordance with the provisions of SFAS No. 143:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2003
                                                              -----------------
                                                               (IN THOUSANDS)
Beginning asset retirement obligation.......................      $ 92,680
Liabilities incurred during period(1).......................         2,643
Liabilities settled during period...........................        (1,159)
Accretion expense...........................................         9,089
Revisions...................................................          (332)
                                                                  --------
Ending asset retirement obligation..........................      $102,921
                                                                  ========

---------------

(1) Consists of $2.4 million related to acquisitions and $0.2 million associated with new domestic wells drilled.

     The following table summarizes the pro forma basis as required by SFAS No. 143, had we adopted the provisions of SFAS No. 143 prior to January 1, 2003:

                                                                 PRO FORMA ASSET
ADOPTION DATE                                                 RETIREMENT OBLIGATION
-------------                                                 ---------------------
                                                                 (IN THOUSANDS)
December 31, 2002...........................................         $92,680
December 31, 2001...........................................          84,182
January 1, 2001.............................................          76,461

     In addition, pro forma net income and earnings per share for the years ended December 31, 2002 and 2001 for the change in accounting had SFAS No. 143 been implemented during these periods would have been as follows:

                                                                2002         2001
                                                              ---------   ----------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Net income (loss)
  As reported...............................................   $12,275     $(79,171)
  Pro forma.................................................    14,799      (75,607)
Net income (loss) per share -- reported
  Basic.....................................................      0.70        (4.73)
  Diluted...................................................      0.69        (4.73)
Net income (loss) per share -- pro forma
  Basic.....................................................      0.84        (4.52)
  Diluted...................................................      0.83        (4.52)

4.  EARNINGS PER SHARE

  EPS COMPUTATION

     SFAS No. 128, Earnings per Share, requires a reconciliation of the numerator (income) and denominator (shares) of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In 2001, the weighted average shares held by benefit trust of 145,000 are not included in the calculation of diluted loss per share due to their anti-dilutive effect. In 2001, stock options were excluded from the calculation of diluted loss per share due to their anti-dilutive effect. We had 0.9 million and 2.1 million

                              NUEVO ENERGY COMPANY
stock options in 2003 and 2002 which were not included in the calculation of diluted earnings per share because the option exercise price exceeded the average market price. We also have 2.3 million Term Convertible Securities, Series A ("TECONS') that were not included in the calculation of diluted earnings (loss) per share in 2003, 2002 or 2001 due to their anti-dilutive effect. The reconciliation is as follows:

                                                  FOR THE YEAR ENDED DECEMBER 31,
                                      -------------------------------------------------------
                                            2003               2002               2001
                                      ----------------   ----------------   -----------------
                                        NET     COMMON     NET     COMMON     NET      COMMON
                                      INCOME    SHARES   INCOME    SHARES     LOSS     SHARES
                                      -------   ------   -------   ------   --------   ------
                                                          (IN THOUSANDS)
Income (loss) before cumulative
  effect available for Common
  shares -- Basic...................  $42,983   19,355   $12,275   17,651   $(79,171)  16,735
Effect of dilutive securities:
  Stock options.....................       --     146         --      52          --       --
  Restricted stock..................       --     126         --      24          --       --
  Shares held by Benefit Trust......       --      --         (8)     63          --       --
                                      -------   ------   -------   ------   --------   ------
Income (loss) before cumulative
  effect available for Common
  shares -- Diluted.................  $42,983   19,627   $12,267   17,790   $(79,171)  16,735
                                      =======   ======   =======   ======   ========   ======

5.  DISCONTINUED OPERATIONS

     We sold our Eastern properties located in Texas, Alabama and Louisiana in 2002 and sold our Brea-Olinda, Union Island and Orcutt Hill oil and gas properties located in California in 2003. The historical results of operations of these properties are classified as discontinued operations in our statements of income. The following table reflects revenue, gain/loss on disposition and pre-tax income for the periods presented:

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          2003       2002      2001
                                                         -------   --------   -------
                                                                (IN THOUSANDS)
Brea-Olinda
  Revenue..............................................  $ 3,246   $ 16,390   $18,005
  Loss on disposition..................................      (31)   (30,466)       --
  Pre-tax income (loss)................................    2,675    (22,465)    7,731
Union Island
  Revenue..............................................    1,575      2,431     7,189
  Gain on disposition..................................    7,889         --        --
  Pre-tax income.......................................    9,302      1,518     5,799
Orcutt Hill
  Revenue..............................................    6,609      8,724     9,039
  Loss on disposition..................................   (4,578)        --        --
  Pre-tax income (loss)................................   (1,662)     2,389     2,229
Eastern Properties
  Revenue..............................................       --      3,216     8,330
  Loss on disposition..................................       --     (1,045)       --
  Pre-tax income (loss)................................       --       (157)    4,607

                              NUEVO ENERGY COMPANY

6.  ACCOUNTS RECEIVABLE

     Our accounts receivable and allowance for doubtful accounts consisted of the following at December 31:

                                                               2003      2002
                                                              -------   -------
                                                               (IN THOUSANDS)
Oil and gas sales...........................................  $32,604   $31,551
Joint interest billings.....................................    2,584     4,070
Other.......................................................    4,541     5,324
                                                              -------   -------
                                                              $39,729   $40,945
                                                              =======   =======
Allowance for doubtful accounts.............................  $   216   $   626
                                                              =======   =======

7.  STOCKHOLDERS' EQUITY

  COMMON AND PREFERRED STOCK

     Our Certificate of Incorporation authorizes the issuance of up to 50 million shares of Common Stock and 10 million shares of Preferred Stock, the terms, preferences, rights and restrictions of which are established by our Board of Directors. All shares of Common Stock have equal voting rights of one vote per share on all matters to be voted upon by stockholders. Cumulative voting for the election of directors is not permitted. Certain restrictions contained in our loan agreements limit the amount of dividends that may be declared. Under the terms of the most restrictive covenant in our indenture for the 9 1/2% Senior Subordinated Notes due 2008 described in Note 9, we and our restricted subsidiaries had $20.5 million available for the payment of dividends and share repurchases at December 31, 2003. We have not paid dividends on our Common Stock and do not anticipate the payment of cash dividends in the immediate future.

  TREASURY STOCK REPURCHASES

     Our Board of Directors has authorized the open market repurchase of up to
5.6 million shares of common stock. Repurchases may be made at times and at prices deemed appropriate by management and consistent with the authorization of our Board. There were no shares repurchased during 2003. As of December 31, 2003, we had 3.5 million shares of treasury stock.

  SHAREHOLDER RIGHTS PLAN

     In 1997, we adopted a Shareholder Rights Plan to protect our shareholders from coercive or unfair takeover tactics. Under the Shareholder Rights Plan, each outstanding share and each share of subsequently issued common stock has attached to it one Right. Generally, in the event a person or group ("Acquiring Person") acquires or announces an intention to acquire beneficial ownership of 15% or more of the outstanding shares of common stock without our prior consent, or we are acquired in a merger or other business combination, or 50% or more of our assets or earning power is sold, each holder of a Right will have the right to receive, upon exercise of the Right, that number of shares of common stock of the acquiring company, which at the time of such transaction will have a market price of two times the exercise price of the Right. We may redeem the Right for $.01 at any time before a person or group becomes an Acquiring Person without prior approval. The Rights will expire on March 21, 2007, subject to earlier redemption by us.

     In 2000, we amended the Shareholder Rights Plan to provide that if we receive and consummate a transaction pursuant to a qualifying offer, the provisions of the Shareholder Rights Plan are not triggered. In general, a qualifying offer is an all cash, fully-funded tender offer for all outstanding common shares by a person who, at the commencement of the offer, beneficially owns less than five percent of the outstanding common shares. A qualifying offer must remain open for at least 120 days, must be conditioned on the person

                              NUEVO ENERGY COMPANY
commencing the qualifying offer acquiring at least 75% of the outstanding common shares and the per share consideration must exceed the greater of (1) 135% of the highest closing price of the common shares during the one-year period prior to the commencement of the qualifying offer or (2) 150% of the average closing price of the common shares during the 20 day period prior to the commencement of the qualifying offer.

     In February 2004, the Board of Directors approved the amendment of the plan to permit a merger with Plains without triggering the provisions of the plan.

  EXECUTIVE COMPENSATION PLAN

     In 1997, we adopted a plan to encourage senior executives to personally invest in our stock, and to regularly review executives' ownership versus targeted ownership objectives. These incentives include a deferred compensation plan (the "Plan") that gives key executives the ability to defer all or a portion of their salaries and bonuses and invest in our common stock or make other investments at the employee's discretion. The Plan was amended in 2003 to offer a 15% discount on investments in our common stock up to $30,000 annually. Stock is held in a benefit trust and stock acquired at a discount is restricted for a two-year period. Target levels of ownership are based on multiples of base salary and are administered by the Compensation Committee of the Board of Directors. Upon withdrawal from the Plan, the obligation to the employee is settled with the invested assets. The Plan applies to certain highly compensated employees and all executives at a level of Vice-President and above. The stock held in the benefit trust (99,369 shares, 70,595 shares and 122,995 shares at December 31, 2003, 2002 and 2001) was accounted for as a liability at market value, with any changes in market value charged or credited to general and administrative expense until July 2002. Using this approach, we recorded a net benefit of $0.2 million in 2001 related to deferred compensation. In July 2002, the Plan was further amended to remove the right to receive withdrawals in cash resulting in a reclassification of the $1.1 million liability into shareholders' equity. The deferred compensation obligation is now classified in shareholders' equity and changes in the fair value of the obligation are not recognized.

  DIRECTOR COMPENSATION

     Non-employee directors may elect to receive all or part of an annual cash retainer of $30,000 in restricted shares of our Common Stock at a 33% increase in value. The election must be made in increments of 25% ($7,500). Therefore, for each $7,500 of compensation for which the election is exercised, the director would receive $9,975 in restricted stock. Beginning in 2003, each non-employee director also receives a semi-annual grant of 2,125 restricted shares of our common stock. All restricted shares are subject to a three-year restricted period. Directors have the option of deferring delivery of restricted shares beyond the three-year period. Directors also receive $1,000 for each committee meeting attended while committee chairpersons receive $1,500. Directors may also elect to receive restricted shares for committee meetings at a 33% discount.

  STOCK INCENTIVE PLANS

     In 1990, we established the 1990 Stock Option Plan; in 1993, the Board of Directors adopted the Nuevo Energy Company 1993 Stock Incentive Plan; and in 1999, the Board of Directors adopted the Nuevo Energy Company 1999 Stock Incentive Plan (collectively, the "Stock Incentive Plans"). In 2001, the Board of Directors adopted the 2001 Stock Incentive Plan as well as individual incentive plans to induce Janet F. Clark, our former Senior Vice President and Chief Financial Officer and George B. Nilsen, our Senior Vice President, Planning and Asset Management to accept employment with us. The purpose of the Stock Incentive Plans is to provide our directors and key employees with performance incentives and to provide a means of encouraging these individuals to own our stock.

     In November 2002, the Compensation Committee of the Board of Directors approved an increase of 250,000 shares under the 2001 Stock Incentive Plan, increasing the total maximum number of incentive shares available under the Stock Incentive Plans to 5,250,000 shares. Options or Restricted Shares are granted

                              NUEVO ENERGY COMPANY
under the Stock Incentive Plans on the basis of the grantee's contribution to us. No option may exceed a term of more than ten years. Options granted under the Stock Incentive Plans may be either incentive stock options or options that do not qualify as incentive stock options. Our Compensation Committee is authorized to designate the recipients of options, the dates of grants, the number of shares subject to options, the option price, the terms of payment upon exercise of the options, and the time during which the options may be exercised. Options for officers vest over a term of one to three years, as specified by the Compensation Committee. Officers who have met their targeted stock ownership requirement receive accelerated vesting on all options issued prior to October 15, 2001. The Company granted 10,500 options in 2003 and all the remaining incentive grants were made in the form of Restricted Shares.

     The following table details the summary of activity in the stock option plans during the three years ended 2003:

                                                                            WEIGHTED-
                                                                             AVERAGE
                                                               OPTIONS    EXERCISE PRICE
                                                              ---------   --------------
Outstanding at January 1, 2001..............................  2,772,918       $21.94
  Granted...................................................    875,026        15.51
  Exercised.................................................   (287,000)       12.93
  Canceled..................................................   (102,525)       33.88
                                                              ---------       ------
Outstanding at December 31, 2001............................  3,258,419        20.62
  Granted...................................................    487,750        14.79
  Exercised.................................................   (105,675)       11.99
  Canceled..................................................   (938,245)       29.13
                                                              ---------       ------
Outstanding at December 31, 2002............................  2,702,249        16.96
  Granted...................................................     10,500        16.12
  Exercised.................................................   (408,328)       15.61
  Canceled..................................................   (390,031)       15.77
                                                              ---------       ------
Outstanding at December 31, 2003............................  1,914,390        17.49
                                                              =========       ======

     We had options exercisable of 1,560,730 (weighted average exercise price of $18.01), 2,053,416 (weighted average exercise price of $17.89) and 2,728,494
(weighted average exercise price of $21.80) at December 31, 2003, 2002 and 2001. Detail of stock options outstanding and options exercisable at December 31, 2003 follows:

                                             OUTSTANDING
                          -------------------------------------------------            EXERCISABLE
                                      WEIGHTED- AVERAGE                       -----------------------------
                                       REMAINING LIFE     WEIGHTED- AVERAGE               WEIGHTED- AVERAGE
RANGE OF EXERCISE PRICES   NUMBER          (YEARS)         EXERCISE PRICE      NUMBER      EXERCISE PRICE
------------------------  ---------   -----------------   -----------------   ---------   -----------------
$10.31 to $15.42.......     895,065         7.68               $13.66           609,571        $13.09
$15.50 to $19.12.......     739,525         5.64                16.82           671,359         16.84
$20.38 to $29.88.......     149,800         2.09                25.02           149,800         25.02
$34.00 to $47.88.......     130,000         3.80                38.99           130,000         38.99
                          ---------                                           ---------
                          1,914,390                                           1,560,730
                          =========                                           =========

                              NUEVO ENERGY COMPANY

8. COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF NUEVO FINANCING I

     On December 23, 1996, the Company and Nuevo Financing I, a statutory business trust formed under the laws of the state of Delaware and wholly owned by us, (the "Trust"), closed the offering of 2.3 million TECONS on behalf of the Trust. The price to the public was $50.00 per TECONS. Distributions began to accumulate from December 23, 1996, and are payable quarterly on March 15, June 15, September 15, and December 15, at an annual rate of $2.875 per TECONS. Each TECONS is convertible at any time prior to the close of business on December 15, 2026, at the option of the holder into shares of common stock at the rate of
0.8421 shares of common stock for each TECONS, subject to adjustment. The sole asset of the Trust as the obligor on the TECONS is $118.6 million aggregate principal amount of 5 3/4% Convertible Subordinated Debentures ("Debentures") of the Company due December 15, 2026. The Debentures were issued by us to the Trust to facilitate the offering of the TECONS. The TECONS must be redeemed for $50.00 per TECONS plus accrued and unpaid dividends on December 15, 2026. We own the Trust Common Securities which have an aggregate liquidation value of 3% of the total capital of the Trust. We will receive this amount from the Trust upon liquidation. We guarantee the Trust's obligations under the TECONS.

The balance sheet of the Trust at December 31, 2003 (dollars in thousands) is as follows:

Receivable from Nuevo Energy Company........................  $118,557
                                                              --------
Total Assets................................................  $118,557
                                                              ========
TECONS......................................................  $115,000
Trust Common Securities owned by Nuevo Energy Company.......     3,557
                                                              --------
Total Liabilities and Equity................................  $118,557
                                                              ========

     We offset the Trust Common Securities against the balance in the receivable as we will receive the liquidation value of the Trust Common Securities.

     The Trust pays interest on the $115.0 million and receives interest on $118.6 million due from Nuevo Energy Company. The excess interest income received will be paid to us as the owner of the Trust Common Securities.

     As a result of adopting FIN 46R, Consolidation of Variable Interest Entities, at December 31, 2003, we were required to deconsolidate our Nuevo Financing I Business Trust. See Note 2.

                              NUEVO ENERGY COMPANY

9.  LONG-TERM DEBT

     Our long-term debt consisted of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
                                                                (IN THOUSANDS)
9 3/8% Senior Subordinated Notes due 2010...................  $150,000   $150,000
9 1/2% Senior Subordinated Notes due 2008(1)................    75,000    257,210
9 1/2% Senior Subordinated Notes due 2006...................        --      2,367
Long-term liability to unconsolidated affiliate.............   115,000         --
Bank credit facility (2.02% at December 31, 2003 and 3.11%
  at December 31, 2002).....................................    15,000     28,700
                                                              --------   --------
  Total debt................................................   355,000    438,277
Interest rate swaps -- fair value adjustment................      (153)     2,161
Interest rate swaps -- termination gain.....................    14,364     11,673
                                                              --------   --------
Long-term debt..............................................  $369,211   $452,111
                                                              ========   ========

---------------

(1) Redeemed February 27, 2004.

  9 3/8% NOTES DUE 2010

     On September 26, 2000, we issued $150.0 million of 9 3/8% Senior Subordinated Notes due October 1, 2010. Interest accrues at 9 3/8% per annum and is payable semi-annually in arrears on April 1 and October 1. The Notes are redeemable, in whole or in part, at our option, on or after October 1, 2005, under certain conditions. We are not required to make mandatory redemption or sinking fund payments with respect to these Notes. The indenture contains covenants that, among other things, limit our ability to incur additional indebtedness, limit restricted payments, limit issuances and sales of capital stock by restricted subsidiaries, limit dispositions of proceeds from asset sales, limit dividends and other payment restrictions affecting restricted subsidiaries, and restrict mergers, consolidations or sales of assets. The Notes are unsecured general obligations, and are subordinated in right of payment to all existing and future senior indebtedness. In the event of a defined change in control, we will be required to make an offer to repurchase all outstanding
9 3/8% Notes at 101% of the principal amount, plus accrued and unpaid interest to the date of redemption.

  9 1/2% NOTES DUE 2008

     In July 1999, we authorized a new issuance of $260.0 million of 9 1/2% Senior Subordinated Notes due June 1, 2008. In August 1999, we exchanged $157.5 million of our 9 1/2% Notes due 2006 and $99.9 million of our 8 7/8% Senior Subordinated Notes due 2008. In connection with the exchange offers, we solicited consents to proposed amendments to the indentures under which the exchanged notes were issued. The exchange was accounted for as a debt modification and the consideration we paid to the holders of the exchanged
9 1/2% Notes due 2006 was $4.7 million and was accounted for as deferred financing costs.

     Interest on these Notes accrues at the rate of 9 1/2% per annum and is payable semi-annually in arrears on June 1 and December 1. These Notes are redeemable, in whole or in part, at our option, on or after June 1, 2003, under certain conditions. In 2003, we redeemed $182.2 million of these notes at 104.75% of the principal amount plus accrued and unpaid interest. We recorded a $12.6 million loss on early extinguishment of debt consisting of an $8.7 million call premium and a $3.9 million write-off of deferred financing costs. We are not required to make mandatory redemption or sinking fund payments on these Notes. The indenture contains covenants that, among other things, limit our ability to incur additional indebtedness, limit restricted

                              NUEVO ENERGY COMPANY
payments, limit issuances and sales of capital stock by restricted subsidiaries, limit dispositions of proceeds from asset sales, limit dividends and other payment restrictions affecting restricted subsidiaries, and restrict mergers, consolidations or sales of assets. The 9 1/2% Notes are unsecured general obligations, and are subordinated in right of payment to all of our existing and future senior indebtedness. In the event of a defined change in control, we will be required to make an offer to repurchase all outstanding Notes at 101% of the principal amount, plus accrued and unpaid interest to the date of redemption. In February 2004, we redeemed in full the remaining $75.0 million of these Notes at 104.75% of the principal amount plus accrued and unpaid interest.

  9 1/2% NOTES DUE 2006

     In April 1996, we issued $160.0 million of 9 1/2% Notes and in August 1999, we exchanged $157.5 million of these Notes for 9 1/2% Notes due 2008 and have repurchased some of the Notes in the open market. Interest on these Notes accrues at the rate of 9 1/2% per annum and is payable semi-annually in arrears on April 15 and October 15 and were redeemable, in whole or in part, at our option, on or after April 15, 2001, under certain conditions. The Notes are unsecured general obligations, and are subordinated in right of payment to all existing and future senior indebtedness. In April 2003, we redeemed in full the remaining $2.4 million of these Notes at 101.58% of the principal amount plus accrued and unpaid interest.

  LONG-TERM LIABILITY TO UNCONSOLIDATED AFFILIATE

     In December 1996, we issued $115.0 million of 5 3/4% Convertible Subordinated Debentures due December 15, 2026, to Nuevo Financing I business trust to facilitate the offering of the TECONS in December 1996. Interest on these Debentures accrues at 5 3/4% per annum and is payable quarterly on March 15, June 15, September 15 and December 15. The Debentures are redeemable, in whole or in part, at our option, upon not less than 30 or more than 60 days notice, on or after December 15, 1999, under certain conditions. We are required to redeem the Debentures at 100% in the event the tax or legal structure changes as defined in the agreement. The holder of the Debentures has the right, exercisable at any time prior to close of business on December 15, 2026, to convert the principal amount into shares of our common stock at a conversion rate of 0.8421 shares for each Debenture, subject to adjustment under certain circumstances. We are not required to make sinking fund payments with respect to the Debentures.

  INTEREST RATE SWAPS

     We entered into interest rate swaps in 2003, 2002 and 2001. (See Note 14.)

  BANK CREDIT FACILITY

     Our Third Amended and Restated Credit Agreement, dated June 7, 2000, as amended, provides for secured revolving credit availability of up to $250 million and issuance of letters of credit from a bank group led by Bank of America, N.A., Bank One, NA, and Bank of Montreal until its expiration on June 7, 2005. At December 31, 2003, we had $15.0 million under the Credit Facility and two letters of credit outstanding in the amount of $1.6 million.

     Availability under the Credit Facility is determined pursuant to a semi-annual borrowing base determination which establishes the maximum borrowings that may be outstanding under the credit facility. The borrowing base is determined by a 60% vote of participant banks (two-thirds in the event of an increase in the borrowing base), each of which bases its judgement on: (i) the present value of our oil and gas reserves based on their own assumptions regarding future prices, production, costs, risk factors and discount rates, and
(ii) projected cash flow coverage ratios calculated under varying scenarios. If amounts outstanding under the credit facility exceed the borrowing base, as redetermined from time to time, we would be required to repay

                              NUEVO ENERGY COMPANY
such excess over a defined period of time. We have a $200 million borrowing base under our Credit Facility with $183.4 million available at December 31, 2003 and had outstanding $16.6 million under the agreement.

     Amounts outstanding under the credit facility bear interest at a rate equal to LIBOR plus an amount which varies according to our Indebtedness to Capitalization ratio (as defined in the Credit Agreement). The weighted average interest rate was 2.9% in 2003 and 3.6% in 2002.

     Our Credit Agreement has covenants which limit certain restricted payments and investments, guarantees and indebtedness, prepayments of subordinated and certain other indebtedness, mergers and consolidations, on certain types of acquisitions and on the issuance of certain securities by subsidiaries, liens, sales of properties, transactions with affiliates, derivative contracts and debt in subsidiaries. We are also required to maintain certain financial ratios and conditions, including without limitation an EBITDAX (earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses) to fixed charge coverage ratio and a funded debt to capitalization ratio. At December 31, 2003, we were in compliance with all covenants of the Credit Agreement.

     The amount of scheduled debt maturities during the next five years and thereafter as of December 31, 2003 is as follows (amounts in thousands):

2004........................................................   $     --
2005........................................................     15,000
2006........................................................         --
2007........................................................         --
2008(1).....................................................     75,000
Thereafter..................................................    265,000
                                                               --------
  Total debt maturities.....................................   $355,000
                                                               ========

---------------------

(1) Redeemed February 27, 2004.

     Based upon the quoted market price, the fair value of the 9 3/8% Notes was estimated to be $165.8 million and $149.4 million at December 31, 2003 and 2002; the fair value of the 9 1/2% Notes due 2008 was estimated to be $78.8 million and $264.0 million at December 31, 2003 and 2002, and the fair value of the 9 1/2% Notes due 2006 was estimated to be $2.4 million at December 31, 2002. The fair value of the long-term liability to unconsolidated affiliate is $94.3 million at December 31, 2003. The carrying amount of the credit facility approximates its fair value at December 31, 2003.

10.  INCOME TAXES

     The components of income before income taxes and cumulative effect of change in accounting principle for each of the three years in the period ended December 31, 2003, are as follows:

                                                         2003      2002       2001
                                                        -------   -------   ---------
United States.........................................  $35,085   $28,254   $(144,143)
Foreign...............................................   25,122    11,516      (8,351)
                                                        -------   -------   ---------
Income from continuing operations before income
  taxes...............................................  $60,207   $39,770   $(152,494)
                                                        =======   =======   =========

                              NUEVO ENERGY COMPANY

     Income tax expense (benefit) is summarized as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          2003      2002       2001
                                                         -------   -------   --------
                                                                (IN THOUSANDS)
Current
  Federal..............................................  $   341   $    --   $     --
  State................................................      276     1,330         --
  Foreign..............................................    1,469        --         --
                                                         -------   -------   --------
                                                           2,086     1,330         --
                                                         -------   -------   --------
Deferred
  Federal..............................................   19,590    14,023    (49,015)
  State................................................    4,321     1,338    (12,108)
  Foreign..............................................   (2,879)       --         --
                                                         -------   -------   --------
                                                          21,032    15,361    (61,123)
                                                         -------   -------   --------
     Total income tax expense (benefit)................  $23,118   $16,691   $(61,123)
                                                         =======   =======   ========

     We recorded income tax expense (benefit) of $4.4 million, $(7.9) million and $8.2 million in 2003, 2002 and 2001 related to discontinued operations. We recorded a tax expense of $5.7 million related to a cumulative effect of a change in accounting principle in 2003 (see Note 3). A deferred tax benefit related to the exercise of employee stock options of approximately $0.6 million, $0.5 million and $0.8 million was allocated directly to additional paid-in capital in 2003, 2002 and 2001.

     Total income tax expense (benefit) differs from the amount computed by applying the federal income tax rate to income (loss) before income taxes and cumulative effect. The reasons for these differences are as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                              2003   2002   2001
                                                              ----   ----   -----
Statutory federal income tax rate...........................  35.0%  35.0%  (35.0)%
Increase (decrease) in tax rate resulting from:
  State income taxes, net of federal benefit................   5.0    6.6    (5.2)
  Nondeductible travel and entertainment and other..........   0.3    0.1     0.1
  Foreign income taxes net of federal benefit...............  (1.1)    --      --
                                                              ----   ----   -----
                                                              39.2%  41.7%  (40.1)%
                                                              ====   ====   =====

                              NUEVO ENERGY COMPANY

     The tax effects of temporary differences that result in significant portions of the deferred income tax assets and liabilities and a description of the financial statement items creating these differences are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2003      2002
                                                              -------   -------
                                                               (IN THOUSANDS)
Net operating loss carryforwards............................  $44,835   $74,640
Alternative minimum tax credit carryforwards................      781       200
Other accrued liabilities...................................       --     1,205
Commodity hedging contracts.................................   15,870     7,871
State income taxes..........................................       --     2,298
Foreign income taxes........................................    1,871        --
                                                              -------   -------
  Total deferred income tax assets..........................   63,357    86,214
  Less: valuation allowance.................................       --      (804)
                                                              -------   -------
  Net deferred income tax assets............................   63,357    85,410
                                                              -------   -------
Property and equipment......................................  (30,667)  (33,798)
Equity in foreign subsidiaries..............................     (585)     (671)
Other accrued liabilities...................................   (1,545)       --
State income taxes..........................................   (1,250)       --
                                                              -------   -------
  Total deferred income tax liabilities.....................  (34,047)  (34,469)
                                                              -------   -------
Net deferred income tax asset...............................  $29,310   $50,941
                                                              =======   =======

     At December 31, 2003, we had a net operating loss carryforward for regular tax purposes of approximately $128.1 million, which will begin expiring in 2018. Alternative minimum tax credit carryforwards of $0.8 million do not expire and may be applied to reduce regular income tax to an amount not less than the alternative minimum tax payable in any one year. For all periods presented we concluded that based upon available estimates and tax planning strategies, it was more likely than not that all of the recorded deferred tax assets would be realized. In 2003, we reversed a valuation allowance of a $0.8 million relating to a capital loss carryover due to its realization in 2003.

11.  SEGMENTS

     Our operations consist of the acquisition, exploitation, exploration, development and production of crude oil and natural gas. We have four operating segments, Onshore California, Offshore California, West Texas and Congo because, in accordance with SFAS No. 131, these are the segments that (1) engage in business activities from which revenues are earned and expenses are incurred,
(2) whose operating results are regularly reviewed by our chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance and (3) for which discrete financial information is available.

     We have aggregated Onshore California, Offshore California and West Texas into our domestic segment, which is a reportable segment. We have aggregated these three operating segments because we believe these operating segments have similar economic characteristics in the following areas as outlined in SFAS No. 131: (1) the nature of the products and services, (2) the nature of the production process, (3) the type of class of customer for the products and services, (4) the methods used to distribute their products or provide their services and (5) the nature of the regulatory environment.

                              NUEVO ENERGY COMPANY

     Our reportable segments are domestic, foreign and other. Financial information by reportable segment is presented below:

                                                                2003
                                              ----------------------------------------
                                              DOMESTIC   FOREIGN   OTHER(1)    TOTAL
                                              --------   -------   --------   --------
                                                           (IN THOUSANDS)
Revenues....................................  $327,009   $42,966   $  1,362   $371,337
Depreciation, depletion, amortization and
  accretion.................................    62,919     5,847      2,044     70,810
Income (loss) from continuing operations
  before income tax.........................   119,964    25,122    (84,879)    60,207
Capital expenditures........................    64,798     1,205        728     66,731
Total assets................................   646,436    45,416    153,124    844,976

                                                                2002
                                              ----------------------------------------
                                              DOMESTIC   FOREIGN   OTHER(1)    TOTAL
                                              --------   -------   --------   --------
                                                           (IN THOUSANDS)
Revenues....................................  $275,853   $31,978   $  4,070   $311,901
Depreciation, depletion and amortization....    64,562     6,198      2,368     73,128
Income (loss) from continuing operations
  before income tax.........................   104,649    11,516    (76,395)    39,770
Capital expenditures........................   137,002     1,524      2,956    141,482
Total assets................................   557,421    52,269    245,481    855,171

                                                               2001
                                             -----------------------------------------
                                             DOMESTIC   FOREIGN   OTHER(1)     TOTAL
                                             --------   -------   ---------   --------
                                                          (IN THOUSANDS)
Revenues...................................  $274,786   $36,020   $     273   $311,079
Depreciation, depletion and amortization...    58,347    10,381       1,826     70,554
Income (loss) from continuing operations
  before income tax........................   (37,869)   (8,351)   (106,274)  (152,494)
Capital expenditures.......................   148,329    20,647       1,262    170,238
Total assets...............................   548,186    56,404     235,222    839,812

---------------

(1) Other includes corporate income and expenses.

  CREDIT RISKS DUE TO CERTAIN CONCENTRATIONS

     In 2003, 2002 and 2001, we had one customer under domestic segment that accounted for 65%, 73%, and 63% of oil and gas revenues. In 2003 we had another customer under domestic segment that accounted for 11% of oil and gas revenues and in 2001 we had another domestic segment customer that accounted for 23% of oil and gas revenues.

     We entered into a 15-year contract, effective January 1, 2000, to sell all of our current and future California crude oil production to ConocoPhillips. The contract provides pricing based on a fixed percentage of the NYMEX crude oil price for each type of crude oil that we produce in California. Effective January 1, 2003, we renegotiated this contract relative to our Point Arguello production, effectively increasing our price by 14.5% on the NYMEX price. Effective January 1, 2004, we renegotiated our NYMEX relationship for all production sold to ConocoPhillips increasing our effective realization by approximately 11%. While the contract does not reduce our exposure to price volatility, it does effectively eliminate the risk of widening basis differential between the NYMEX price and the field price of our California oil production. In doing so, the

                              NUEVO ENERGY COMPANY
contract makes it substantially easier for us to hedge our realized prices. The ConocoPhillips contract permits, under certain circumstances, to separately market up to ten percent of our California crude production. We exercised this right and sold 5,000 BOPD of our San Joaquin Valley oil production to a third party under a two-year contract containing NYMEX pricing in 2003 and under a one-year contract containing NYMEX pricing in 2002 and 2001.

     Our revenues are derived principally from uncollateralized sales to customers in the oil and gas industry, therefore, customers may be similarly affected by changes in economic and other conditions within the industry. We have not experienced significant credit losses in such sales. Sales of oil and gas to ConocoPhillips are similarly uncollateralized.

12.  ACQUISITION OF ATHANOR RESOURCES, INC.

     We acquired Athanor Resources, Inc. (Athanor) in September 2002, in a transaction valued at $101.4 million, which included the combination of $61.3 million of available cash and additional borrowings, the issuance of approximately $20.1 million of our common stock (approximately 2.0 million shares) to Athanor stockholders, and the fair value of the net liabilities assumed of approximately $20.0 million.

     The acquisition was accounted for using the purchase method of accounting. The purchase price was finalized during the second quarter of 2003, and the following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition.

                                                               (IN THOUSANDS)
                                                               --------------
Current assets..............................................      $  4,426
Property, plant and equipment...............................       102,801
Goodwill....................................................        17,121
                                                                  --------
  Total assets acquired.....................................       124,348
                                                                  --------
Current liabilities.........................................         4,474
Long-term debt..............................................        20,000
Deferred tax liability......................................        18,477
                                                                  --------
  Total liabilities assumed.................................        42,951
                                                                  --------
  Net assets acquired.......................................      $ 81,397
                                                                  ========

     The allocation of the purchase price resulted in $17.1 million allocated to goodwill which is not expected to be deductible for tax purposes.

     The acquisition included certain non-cash investing and financing activities not reflected in the Consolidated Statement of Cash Flows for the year ended December 31, 2002, as follows:

                                                               (IN THOUSANDS)
                                                               --------------
Common stock issued.........................................      $20,086
Long-term debt assumed......................................       20,000

     Subsequent to the acquisition, the long-term debt of $20.0 million was repaid.

     The following unaudited pro forma condensed income statement information has been prepared as if the acquisition had occurred at the beginning of the periods presented. The historical results of operations have been adjusted to reflect the difference between Athanor's historical depletion, depreciation and amortization

                              NUEVO ENERGY COMPANY
and the expense calculated based on the value allocated to the assets acquired. The information presented is not necessarily indicative of the results of future operations of the combined companies.

                                                                 2002          2001
                                                              -----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
Revenues....................................................   $327,458      $344,256
Income (loss) from continuing operations....................     24,952       (82,432)
Net income (loss)...........................................     14,148       (70,228)
Earnings per share
  Basic
     Income (loss) from continuing operations...............       1.31         (4.41)
     Net income (loss)......................................       0.74         (3.75)
  Diluted
     Income (loss) from continuing operations...............       1.30         (4.41)
     Net income (loss)......................................       0.74         (3.75)

13.  COMMITMENTS AND CONTINGENCIES

  LEGAL PROCEEDINGS AND OTHER MATTERS

     We acquired properties from Unocal in 1996 and are obligated to make a contingent payment based on net proceeds received, less certain deductions, on oil sold through 2004 if oil prices exceed thresholds set forth in the purchase and sale agreement with Unocal. Any contingent payments paid or accrued are accounted for as a purchase price adjustment to oil and gas properties. We paid $10.8 million to Unocal in 2002 attributable to calendar year 2001 and recorded the payment as an increase in oil and gas properties. In March 2003, we advised Unocal that we had failed to take deductions to proceeds received that we believe are permitted by the agreement. Application of these deductions results in no payment due for either calendar year 2001 or 2002. Unocal disputes this position for both years. We filed suit against Unocal to recover the 2001 payment, secure a declaration of the appropriate deduction methodology to be applied for 2002 through 2004 and to recover attorneys' fees. Unocal has answered and filed a counterclaim claiming breach of contract and anticipatory breach of contract seeking $16.0 million for 2002, a declaration of the appropriate deduction methodology payment of amounts attributable to 2003 and 2004 and attorneys' fees. While the outcome of this matter is not presently determinable, its resolution is not expected to have a material impact on our results of operations, financial condition or liquidity.

     We have asserted a claim against Torch Energy Advisors for matters arising out of our former outsourcing arrangement. Among other demands, we have requested the return of a $2.0 million working capital advance. Torch has asserted claims for indemnity and payment of certain fees it asserts are owed to them. These outstanding issues will be arbitrated and are not expected to have a material impact on our results of operations, financial condition or liquidity.

     On December 18, 2002, a lawsuit was filed by Hills for Everyone, a non-profit corporation, against Orange County and Nuevo Energy Company challenging the adequacy of the Environment Impact Report for our Tonner Hills project. The suit sought to compel Orange County to set aside its decision to adopt the Environment Impact Report and sought additional environmental analysis and mitigation measures. We contested the litigation. During the second quarter of 2003, we entered into a settlement agreement with Hills for Everyone and Orange County ending the litigation. The settlement did not have a material impact on the project or our results of operations, financial condition or liquidity.

                              NUEVO ENERGY COMPANY

  COMMITMENTS AND CONTINGENCIES

     On December 30, 2003, we sold our Tonner Hills residential development property for approximately $47 million. We received $16 million of the purchase price on the date of the sale and anticipate receiving an additional $22.5 million on March 29, 2004. The $16 million is currently reported in other liabilities, and the $22.5 million will be reported in other liabilities as these amounts are accounted for as deposits until certain habitat restoration outlined in the purchase and sales agreement completed by us.

     On September 14, 2001, during an annual inspection, we discovered fractures in the heat affected zone of certain flanges on our pipeline that connects the Point Pedernales field with onshore processing facilities. We voluntarily elected to shut-in production in the field while repairs were being made. The daily net production from this field was approximately 5,000 barrels of crude oil and 1.2 MMcf of natural gas, representing approximately 11% of our daily production. We replaced the damaged flanges, as well as others which had not shown signs of damage. We resumed production in January 2002. During the third quarter 2002 we reached a final agreement with our underwriters with respect to our business interruption claim. Accordingly, we recognized $3.0 million of business interruption recoveries during the third quarter 2002 which is classified in other revenue and received payment on this claim by year-end 2002. As of December 31, 2003, all outstanding claims have been settled.

     On June 15, 2001, we experienced a failure of a carbon dioxide treatment vessel at the Rincon Onshore Separation Facility ("ROSF") located in Ventura County, California. There were no injuries associated with this event. Crude oil and natural gas produced from three fields offshore California are transported onshore by pipeline to the ROSF plant where crude oil and water are separated and treated, and carbon dioxide is removed from the natural gas stream. The daily net production associated with these fields at the time of the incident was approximately 3,000 barrels of crude oil and 2.4 MMcf of natural gas, representing approximately 6% of our daily production. In early July 2001, crude oil production resumed and full gas sales resumed by mid August 2001. Insurance claims relating to the cost of repair and business interruption (less a 30-day waiting period) were settled in the second quarter of 2003, and we recognized income of $2.3 million in connection with the insurance settlement.

     On September 22, 2000, we were named as a defendant in the lawsuit Thomas Wachtell et al. versus Nuevo Energy Company in the Superior Court of Los Angeles County, California. We settled this lawsuit in June 2002 for, among other matters, making a payment to plaintiffs of $3.4 million, and receiving from plaintiffs certain interests in properties and extinguishing certain contract rights of plaintiffs. We established a reserve for this contingency in 2001 and the settlement payment did not have a material impact on our results of operations or financial position.

     On April 5, 2000, we filed a lawsuit against ExxonMobil Corporation in the United States District Court for the Central District of California, Western Division regarding our 50% interest in the Sacate field, offshore Santa Barbara County, California. We settled this lawsuit in June 2002. Under the terms of the settlement agreement, we received $16.5 million from ExxonMobil and conveyed to them our interest in the Santa Ynez Unit, our non-consent interest in the adjacent Pescado field and relinquished our right to participate in the Sacate field and recorded a $15.3 million gain related to the sale of this unproved property.

     In September 1997, there was a spill of crude oil into the Santa Barbara Channel from a pipeline that connects our Point Pedernales field with shore-based processing facilities. The volume of the spill was estimated to be 163 barrels of oil. Repairs were completed by the end of 1997, and production recommenced in December 1997. The costs of the clean up and the cost to repair the pipeline were covered by our insurance, less a deductible of $0.1 million. As of December 31, 2003 all significant outstanding claims have been settled. We expect that the final insurance settlements related to these claims will be insignificant. We are awaiting final disposition of certain insurance claims that have been submitted to our carriers.

                              NUEVO ENERGY COMPANY

     Our acquisition agreement to purchase the two subsidiaries owning interests in the Yombo field offshore Congo contains a provision for contingent royalty to be paid by us to the seller if certain conditions are met. Under this provision we will pay to the seller an amount equal to $2.8 million, increased by 7% per year from 1995, if we recover from our Yombo field production an amount greater than the sum of our capital costs, our operating costs, and $27.0 million, which entire amount increases 27% annually. We currently estimate that we could reach payout as early as 2005.

     Our foreign investments involve risks typically associated with investments in emerging markets such as an uncertain political, economic, legal and tax environment and expropriation and nationalization of assets. In addition, if a dispute arises in our foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the United States. We attempt to conduct our business and financial affairs so as to protect against political and economic risks applicable to operations in the various countries where we operate, but there can be no assurance that we will be successful in so protecting ourselves. A portion of our investment in the Congo is insured through political risk insurance provided by Overseas Private Investment Company ("OPIC"). The political risk insurance through OPIC covers up to $25.0 million relating to expropriation, which is the maximum coverage available through OPIC. During 1997, a new government was established in the Congo. Although the political situation in the Congo has not to date had a material adverse effect on our operations in the Congo, no assurances can be made that continued political unrest in West Africa will not have a material adverse effect on us or our operations in the Congo in the future.

     In connection with our February 1995 acquisitions of two subsidiaries owning interests in the Yombo field offshore Congo, we and a wholly-owned subsidiary of CMS NOMECO Oil & Gas Co. ("CMS") agreed with the seller of the subsidiaries not to claim certain tax losses ("dual consolidated losses") incurred by such subsidiaries prior to the acquisitions. Under the tax law in the Congo, as it existed when this acquisition took place, if an entity is acquired in its entirety and that entity has certain tax attributes, for example tax loss carryforwards from operations in the Republic of Congo, the subsequent owners of that entity can continue to utilize those losses without restriction. Pursuant to the agreement, we and CMS may be liable to the seller for the recapture of dual consolidated losses (net operating losses of any domestic corporation that are subject to an income tax of a foreign country without regard to the source of its income or on a residence basis) utilized by the seller in years prior to the acquisitions if certain triggering events occur, including: (i) a disposition by either us or CMS of its respective Congo subsidiary, (ii) either Congo subsidiary's sale of its interest in the Yombo field, (iii) the acquisition of us or CMS by another consolidated group or (iv) the failure of CMS's Congo subsidiary or us to continue as a member of its respective consolidated group.

     A triggering event will not occur, however, if a subsequent purchaser enters into certain agreements specified in the consolidated return regulations intended to ensure that such dual consolidated losses will not be claimed. The only time limit associated with the occurrence of a triggering event relates to the utilization of a dual consolidated loss in a foreign jurisdiction. A dual consolidated loss that is utilized to offset income in a foreign jurisdiction is only subject to recapture for 15 years following the year in which the dual consolidated loss was incurred for U.S. income tax purposes. We and CMS have agreed among ourselves that the party responsible for the triggering event shall indemnify the other for any liability to the seller as a result of such triggering event. Our potential direct liability could be as much as $25.1 million if a triggering event with respect to us occurs. Additionally, we believe that CMS's liability (for which we would be jointly liable with an indemnification right against CMS) could be as much as $42.8 million. CMS sold their interest in the Yombo field in 2002, to a U.S. subsidiary of Perenco, S.A. (Perenco). The sale was not a triggering event as both CMS and Perenco filed a request for a Closing Agreement with the Internal Revenue Service in accordance with the U.S. consolidated tax return regulations prior to the sale. Further, we do not expect a triggering event to occur with respect to Nuevo, CMS or Perenco, and do not believe the agreement will have a material adverse effect upon us. We do not expect that the proposed merger with Plains will be a triggering event.

                              NUEVO ENERGY COMPANY

     In 1996, the Congo government requested that the convention governing the Marine I Exploitation Permit be converted to a Production Sharing Agreement ("PSA"). We are under no obligation to convert to a PSA, and our existing convention is valid and protected by law. Our position is that any conversion to a PSA should have no detrimental impact to us, otherwise, we will not agree to any such conversion. Discussions with the government have been ongoing intermittently since early 1997. To date, no final agreement has been reached concerning conversion to a PSA.

     We have been named as a defendant in certain other lawsuits incidental to our business. These actions and claims in the aggregate seek damages against us and are subject to the inherent uncertainties in any litigation. We are defending ourselves vigorously in all such matters. We have reserved an amount that we deem adequate to cover any potential losses related to these matters to the extent the losses are deemed probable and estimable. This amount is reviewed periodically and changes may be made, as appropriate. Any additional costs related to these potential losses are not expected to be material to our operating results, financial condition or liquidity.

  GUARANTEES RELATED TO ASSETS OR OBLIGATIONS OF THIRD PARTIES.

     We have indemnified certain third parties for future environmental remediation costs that may be incurred for properties that we purchased or properties that we sold to a third party. The properties may or may not require environmental remediation and if we are determined to be responsible, our indemnities may require us, among other matters, to pay for the remediation costs. We are not able to determine the maximum potential amount, if any, of future payments that we could be required to make under these indemnifications primarily due to the following: the indefinite term of the majority of these indemnities; the unknown extent of possible contamination; the conditional nature of our responsibility under certain indemnities; uncertainties related to the timing of the remediation work; possible changes in laws governing the remediation process; the unknown number of claims that may be made and changes in remediation technology.

     We have performance obligations in the ordinary course of business that are secured by surety bonds or letters of credit. These surety bonds and letters of credit are issued by financial institutions and are required to be reimbursed if drawn upon. At December 31, 2003, we had surety bonds of $39.7 million and letters of credit of $1.6 million.

     We have guaranteed the payment of the Nuevo Financing I TECONS issued December 1996. The TECONS are supported by our 5 3/4% Convertible Debentures, which are included on our balance sheet as long-term liabilities to unconsolidated affiliate.

     In the ordinary course of business, we have provided indemnifications and guarantees that are not explicitly defined whose terms range in duration. We do not believe that these will have a material effect on our results of operation, financial condition or liquidity.

  OPERATING LEASES

     We have operating leases in the normal course of business, which include those for office space, operating facilities and office equipment, with varying terms from 2004 to 2009. Total rental expense under the agreements was $1.5 million in 2003, $1.3 million in 2002 and $1.1 million in 2001. The rental expense is recorded in general and administrative expense. At December 31, 2003, our total commitments under operating leases were approximately $6.1 million.

                              NUEVO ENERGY COMPANY

     Minimum annual rental commitments at December 31, 2003, were as follows:

                                                               OPERATING
                                                                 LEASES
                                                               ----------
                                                                  (IN
                                                               THOUSANDS)
2004........................................................     $1,492
2005........................................................      1,487
2006........................................................      1,214
2007........................................................        808
2008........................................................        808
Thereafter..................................................        270
                                                                 ------
  Total.....................................................     $6,079
                                                                 ======

14.  FINANCIAL INSTRUMENTS

     We have entered into commodity swaps, collars, put options and interest rate swaps. The commodity swaps, collars and put options are designated as cash flow hedges and the interest rate swaps are designated as fair value hedges in accordance with SFAS 133. Quantities covered by crude hedges are based on West Texas Intermediate ("WTI") barrels. Our production is expected to average 82% of WTI, therefore, each WTI barrel hedges 1.22 barrels of our production.

  DERIVATIVE INSTRUMENTS DESIGNATED AS CASH FLOW HEDGES

     At December 31, 2003, we had entered into the following cash flow hedges:

                                          CRUDE OIL                      NATURAL GAS
                                  -------------------------   ----------------------------------
                                  BBLS/ DAY   $/BBL   INDEX   MMBTU/DAY   $/MMBTU      INDEX
                                  ---------   -----   -----   ---------   -------   ------------
Swaps for Sales
  2004
     1st Qtr....................   19,800     25.71    WTI     16,500      4.93     Waha & Socal
     2nd Qtr....................   19,500     25.71    WTI     14,500      4.65     Waha & Socal
     3rd Qtr....................   19,800     25.71    WTI     10,500      4.50     Waha & Socal
     4th Qtr....................   21,000     25.98    WTI     14,500      4.64     Waha & Socal
  2005
     1st Qtr....................   17,500     24.88    WTI     13,000      4.75     Waha & Socal
     2nd Qtr....................   14,500     24.67    WTI      9,500      4.66             Waha
     3rd Qtr....................    4,500     22.14    WTI      9,500      4.40             Waha
     4th Qtr....................    4,500     22.14    WTI      9,500      4.40             Waha
Swaps for Purchases
     2004.......................                                8,000      3.91            Socal
     2005.......................                                8,000      3.85            Socal

     At December 31, 2003, the fair market value of these hedge positions is a loss of $40.5 million. All of these agreements expose us to counterparty credit risk to the extent that the counterparty is unable to meet its settlement commitments.

                              NUEVO ENERGY COMPANY

  DERIVATIVE INSTRUMENTS DESIGNATED AS FAIR VALUE HEDGES

     In late December 2001 and early 2002, we entered into three interest rate swap agreements with notional amounts totaling $200 million to hedge the fair value of our 9 1/2% Notes due 2008 and our 9 3/8% Notes due 2010. These swaps were designated as fair value hedges and as interest rates fluctuated, the change in value of these instruments was reflected as an increase or decrease of long-term debt with a corresponding increase in long-term assets or liabilities.

     In late August and early September 2002, we terminated our swap transactions relating to these Notes. As a result of these terminations, we received accrued interest of $2.2 million and the present value of the swap option of $9.6 million on our 9 3/8% Notes and $0.5 million in accrued interest and the present value of the swap option of $2.5 million on our 9 1/2% Notes. The gain of $9.6 million on our 9 3/8% Notes and $2.5 million on our 9 1/2% Notes is reflected as an increase of long-term debt and will be amortized as a reduction to interest expense over the life of the Notes. During the twelve months ended December 31, 2003, we amortized $1.3 million as a reduction of interest expense.

     Following the termination of the three interest rate swaps referenced above, in late August and early November 2002, we entered into two new interest rate swap agreements with notional amounts totaling $100.0 million, to hedge a portion of the fair value of our 9 3/8% Notes due 2010. These swaps were also designated and accounted for as fair value hedges.

     In May 2003, we terminated our swap transactions relating to these Notes. As a result of these terminations, we received accrued interest of $0.4 million and the present value of the swap option of $4.1 million. The remaining gain of $4.1 million continues to be reflected as an increase of long-term debt and is being amortized as a reduction to interest expense over the life of the Notes. Through December 31,2003, we had amortized $0.2 million.

     In late October 2003, we entered into an interest rate swap agreement with a notional amount of $100 million, to hedge a portion of the fair value of our 9 3/8% Notes due 2010. This swap is designated as a fair value hedge and is reflected as a decrease in long-term debt of $0.2 million as of December 31,2003, with a corresponding increase in long-term liabilities. Under the terms of the agreement, the counterparty pays us a weighted average fixed annual rate of 9 3/8% on total notional amount of $100 million, and we pay the counterparty a variable annual rate equal to the six-month LIBOR rate plus a weighted average rate of 5.02%.

  DERIVATIVE INSTRUMENTS NOT DESIGNATED AS HEDGES

     In December 2001, Enron Corp. ("Enron") and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. As a result, we recorded a $7.6 million charge in the fourth quarter of 2001: $1.2 million related to the November and December 2001 crude oil price swaps, $0.9 million related to the Enron call spread (see below), and $5.5 million related to the fair value of open hedges of second, third and fourth quarter 2002 crude oil production. Once a deterioration in creditworthiness creates uncertainty as to whether the future cash flows from the hedging instrument will be highly effective in offsetting the hedged risk, the derivative instrument is no longer considered highly effective and no longer qualifies for hedge accounting treatment. At such time, the fair value of the derivative asset or liability is adjusted to its new fair value, with the change in value being charged to current earnings. The net gain or loss of the derivative instruments previously reported in other comprehensive income remains in accumulated other comprehensive income and is reclassified into earnings during the period in which the originally designated hedge items affect earnings. The $2.2 million deferred gain in Other Comprehensive Income at December 31, 2001 was reclassified into earnings in 2002.

     In 2001 and 2000, we entered into call spreads with the anticipation of using the proceeds to offset the Unocal Contingent payment. (See Note 13.) Subsequent to entering into the call spreads, the market fell and as a result, offsetting call spreads were purchased to economically nullify the trade. All of our existing call

                              NUEVO ENERGY COMPANY
spreads had been offset through the purchase of a mirror spread, however, the call spread with Enron was cancelled. (See above discussion). The remaining mirror call spread is not designated as a hedging instrument and is marked-to-market with changes in fair value recognized currently as derivative gain/loss. For the twelve months ended December 31, 2003, we recognized $1.8 million as a derivative loss. At December 31, 2003, the call spread matured for $4.6 million.

     In August 2003, we entered into three-way collars that are not designated as hedging instruments and are marked-to-market with changes in fair value recognized currently as a derivative gain/loss. During the twelve months ended December 31, 2003, we recorded a $4.1 million derivative loss and recorded the fair value of the derivative loss at December 31, 2003, totaling $4.1 million as a liability.

                                                      BBLS/ DAY   INDEX   WEIGHTED AVERAGE PRICE
                                                      ---------   -----   ----------------------
Three-Way Collars(1)
  2004
     (Jan - Dec)...................................     8,000      WTI    $19.28 -- 24.00 -- 31.00

---------------

(1) A "Three-Way Collar" combines a sold put, a purchased put and a sold call. The purchased put and sold put establish a floating minimum price and the sold call establishes a maximum price we will receive for the volumes under contract.

  FAIR VALUES OF FINANCIAL INSTRUMENTS

     Fair value for cash, short-term investments, receivables and payables approximates carrying value. The following table details the carrying values and approximate fair values of our other investments, derivative financial instruments and long-term debt at December 31, 2003 and 2002.

                                                       DECEMBER 31, 2003       DECEMBER 31, 2002
                                                     ---------------------   ---------------------
                                                     CARRYING                CARRYING
                                                      AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                     --------   ----------   --------   ----------
                                                                    (IN THOUSANDS)
Derivative Instruments
  Commodity price swaps............................  $(40,484)   $(40,484)   $(22,311)   $(22,311)
  Interest rate swaps..............................      (153)       (153)      2,161       2,161
Long-term debt (see Note 9)(1).....................   340,000     338,894     409,577     415,833
TECONS.............................................        --          --     115,000      64,400

---------------

(1) As a result of adopting FIN46R, Consolidation of Variable Interest Entities, at December 31, 2003, we are required to deconsolidate our wholly owned Nuevo Financing I business trust which issued our TECONS. We are including the long-term liability to unconsolidated affiliate in long-term debt.

     The fair value of our long-term debt and TECONS were determined based upon interest rates currently available to us for borrowing with similar terms at December 31, 2003 and 2002.

15.  SUPPLEMENTAL INFORMATION (UNAUDITED)

  OIL AND GAS PRODUCING ACTIVITIES

     Included herein is information with respect to oil and gas acquisition, exploration, development and production activities, which is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. Reserve quantities and future production as of December 31, 2003, and for previous years, are based primarily on reserve reports prepared by the independent

                              NUEVO ENERGY COMPANY
petroleum engineering firm of Ryder Scott Company L.P. These estimates are inherently imprecise and subject to substantial revision.

     Estimates of future net cash flows from proved reserves of gas, oil, condensate and natural gas liquids ("NGL") were made in accordance with SFAS No. 69, Disclosures about Oil and Gas Producing Activities. The estimates are based on the NYMEX cash price at year-end 2003, of $32.55 per Bbl and $5.97 per MMbtu adjusted for basis differences, and are adjusted for the effects of contractual agreements with Unocal and Amoco in connection with the California and Congo property acquisitions (see Note 13).

     Estimated future cash inflows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future income tax expense. Tax expense is calculated by applying the existing statutory tax rates, including any known future changes, to the pre-tax net cash flows, less depreciation of the tax basis of the properties and depletion allowances applicable to the gas, oil, condensate and NGL production. Because the disclosure requirements are standardized, significant changes can occur in these estimates based upon oil and gas prices currently in effect. The results of these disclosures should not be construed to represent the fair market value of our oil and gas properties. A market value determination would include many additional factors including: (i) anticipated future increases or decreases in oil and gas prices and production and development costs; (ii) an allowance for return on investment; (iii) the value of additional reserves, not considered proved at the present, which may be recovered as a result of further exploration and development activities; and
(iv) other business risks.

  COSTS INCURRED

     The following table sets forth the costs incurred in property acquisition and development activities:

                                                        DOMESTIC   FOREIGN    TOTAL
                                                        --------   -------   --------
                                                               (IN THOUSANDS)
2003
  Property acquisition................................  $    830   $    --   $    830
  Exploration.........................................       100       926      1,026
  Development.........................................    55,788     1,206     56,994
  Asset retirement obligation.........................     3,374        --      3,374
                                                        --------   -------   --------
                                                        $ 60,092   $ 2,132   $ 62,224
                                                        ========   =======   ========
2002
  Property acquisition................................  $107,064   $    --   $107,064
  Exploration.........................................       357     1,244      1,601
  Development.........................................    52,531     1,527     54,058
                                                        --------   -------   --------
                                                        $159,952   $ 2,771   $162,723
                                                        ========   =======   ========
2001
  Property acquisition................................  $ 47,266   $    47   $ 47,313
  Exploration.........................................    16,004     4,703     20,707
  Development.........................................   100,721    20,222    120,943
                                                        --------   -------   --------
                                                        $163,991   $24,972   $188,963
                                                        ========   =======   ========

                              NUEVO ENERGY COMPANY

     Pro forma costs incurred for the years ended December 31, 2002 and 2001, for the change in accounting had SFAS No. 143 been implemented during these periods would have been $0.4 million and $0.9 million respectively, associated with property acquisitions and new domestic wells drilled.
---------------

(1) Includes capitalized interest directly related to development activities of $1.6 million, $1.9 million and $2.5 million in 2003, 2002 and 2001, respectively.

  CAPITALIZED COSTS

     The following table sets forth the capitalized costs relating to oil and gas activities and the associated accumulated depreciation, depletion and amortization:

                                                     DOMESTIC    FOREIGN      TOTAL
                                                     ---------   --------   ----------
                                                              (IN THOUSANDS)
2003
  Proved properties................................  $ 911,722   $ 93,166   $1,004,888
  Unproved properties..............................     26,314         --       26,314
                                                     ---------   --------   ----------
     Total capitalized costs.......................    938,036     93,166    1,031,202
     Accumulated depreciation, depletion and
       amortization................................   (294,833)   (50,258)    (345,091)
                                                     ---------   --------   ----------
       Net capitalized costs.......................  $ 643,203   $ 42,908   $  686,111
                                                     =========   ========   ==========
2002
  Proved properties................................  $ 829,839   $ 92,964   $  922,803
  Unproved properties..............................     28,369         86       28,455
                                                     ---------   --------   ----------
     Total capitalized costs.......................    858,208     93,050      951,258
     Accumulated depreciation, depletion and
       amortization................................   (304,740)   (44,155)    (348,895)
                                                     ---------   --------   ----------
       Net capitalized costs.......................  $ 553,468   $ 48,895   $  602,363
                                                     =========   ========   ==========
2001
  Proved properties................................  $ 893,215   $ 91,437   $  984,652
  Unproved properties..............................     27,117      2,660       29,777
                                                     ---------   --------   ----------
     Total capitalized costs.......................    920,332     94,097    1,014,429
     Accumulated depreciation, depletion and
       amortization................................   (378,644)   (37,693)    (416,337)
                                                     ---------   --------   ----------
       Net capitalized costs.......................  $ 541,688   $ 56,404   $  598,092
                                                     =========   ========   ==========

     We have included asset retirement costs in total capitalized costs and the related accumulated allocation of the asset retirement costs in accumulated depreciation, depletion and amortization for the year ended December 31, 2003. Pro forma basis as required by SFAS No. 143, had we adopted the provisions of SFAS No. 143 prior to January 1, 2003, net capitalized costs would have been as follows:

                                                                  PRO FORMA ASSET
ADOPTION DATE                                                  RETIREMENT OBLIGATION
-------------                                                  ---------------------
                                                                  (IN THOUSANDS)
December 31, 2002...........................................          $92,680
December 31, 2001...........................................           84,182
January 1, 2001.............................................           76,461

                              NUEVO ENERGY COMPANY

  RESULTS OF OPERATIONS FOR PRODUCING ACTIVITIES

                                                     DOMESTIC    FOREIGN      TOTAL
                                                     ---------   --------   ---------
                                                              (IN THOUSANDS)
2003
  Revenues from oil and gas producing activities...  $ 327,009   $ 42,966   $ 369,975
  Production costs.................................   (149,261)   (10,571)   (159,832)
  Exploration costs................................       (689)    (1,426)     (2,115)
  Depreciation, depletion, amortization and
     accretion.....................................    (62,919)    (5,847)    (68,766)
                                                     ---------   --------   ---------
  Income (loss) before income tax..................    114,140     25,122     139,262
  Income tax (provision) benefit...................    (43,830)    (9,647)    (53,477)
                                                     ---------   --------   ---------
     Results of operations from producing
       activities (excluding corporate overhead and
       interest costs).............................  $  70,310   $ 15,475   $  85,785
                                                     =========   ========   =========
2002
  Revenues from oil and gas producing activities...  $ 275,853   $ 31,978   $ 307,831
  Production costs.................................   (122,207)   (10,747)   (132,954)
  Exploration costs................................     (1,024)    (3,517)     (4,541)
  Depreciation, depletion and amortization.........    (64,562)    (6,198)    (70,760)
                                                     ---------   --------   ---------
  Income (loss) before income tax..................     88,060     11,516      99,576
  Income tax (provision) benefit...................    (36,721)    (4,802)    (41,523)
                                                     ---------   --------   ---------
     Results of operations from producing
       activities (excluding corporate overhead and
       interest costs).............................  $  51,339   $  6,714   $  58,053
                                                     =========   ========   =========
2001
  Revenues from oil and gas producing activities...  $ 274,786   $ 36,020   $ 310,806
  Production costs.................................   (146,058)   (14,028)   (160,086)
  Exploration costs................................    (16,170)    (5,888)    (22,058)
  Depreciation, depletion and amortization.........    (58,347)   (10,381)    (68,728)
  Provision for impairment of oil and gas
     properties....................................    (89,466)   (14,024)   (103,490)
                                                     ---------   --------   ---------
  Income (loss) before income tax..................    (35,255)    (8,301)    (43,556)
  Income tax (provision) benefit...................     14,148      3,318      17,466
                                                     ---------   --------   ---------
     Results of operations from producing
       activities (excluding corporate overhead and
       interest costs).............................  $ (21,107)  $ (4,983)  $ (26,090)
                                                     =========   ========   =========

     Pro forma results of operations from producing activities for 2002 and 2001 for the change in accounting had SFAS No. 143 been implemented during these periods would have been $60,577 and $(22,526), respectively.
---------------

* Results of operations represent results from continuing operations.

                              NUEVO ENERGY COMPANY

     Our estimated total proved and proved developed reserves of oil and gas are as follows:

                                        CRUDE OIL AND LIQUIDS (MBBL)(1)      NATURAL GAS (MMCF)(1)
                                        -------------------------------   ----------------------------
                                        DOMESTIC    FOREIGN     TOTAL     DOMESTIC   FOREIGN    TOTAL
                                        ---------   --------   --------   --------   -------   -------
2003
  Proved reserves at beginning of
     year.............................   206,237     14,100    220,337    173,844       841    174,685
     Revisions of previous
       estimates......................     1,336      1,983      3,319     21,028        16     21,044
     Extensions and discoveries.......     3,977         --      3,977     10,746        --     10,746
     Production.......................   (14,111)    (1,764)   (15,875)   (14,394)      (52)   (14,446)
     Sales of reserves in-place.......   (35,636)        --    (35,636)   (25,531)       --    (25,531)
     Purchase of reserves in-place....     3,949         --      3,949        673        --        673
                                         -------     ------    -------    -------     -----    -------
     Proved reserves at end of year...   165,752     14,319    180,071    166,366       805    167,171
                                         =======     ======    =======    =======     =====    =======
     Proved developed reserves
       Beginning of year..............   187,735     14,100    201,835    139,609       841    140,450
                                         =======     ======    =======    =======     =====    =======
       End of year....................   150,098     14,319    164,417    124,916       805    125,721
                                         =======     ======    =======    =======     =====    =======
2002
     Proved reserves at beginning of
       year...........................   199,014     15,844    214,858    111,363     1,129    112,492
     Revisions of previous
       estimates......................    18,015        131     18,146     16,213      (236)    15,977
     Extensions and discoveries.......        --         --         --      2,564        --      2,564
     Production.......................   (14,640)    (1,875)   (16,515)   (13,460)      (52)   (13,512)
     Sales of reserves in-place.......      (168)        --       (168)    (4,829)       --     (4,829)
     Purchase of reserves in-place....     4,016         --      4,016     61,993        --     61,993
                                         -------     ------    -------    -------     -----    -------
     Proved reserves at end of year...   206,237     14,100    220,337    173,844       841    174,685
                                         =======     ======    =======    =======     =====    =======
     Proved developed reserves
       Beginning of year..............   169,507     15,844    185,351     92,890     1,129     94,019
                                         =======     ======    =======    =======     =====    =======
       End of year....................   187,735     14,100    201,835    139,609       841    140,450
                                         =======     ======    =======    =======     =====    =======
2001
     Proved reserves at beginning of
       year...........................   196,692     23,202    219,894    165,977        --    165,977
     Revisions of previous
       estimates......................    15,164     (5,478)     9,686    (55,422)       --    (55,422)
     Extensions and discoveries.......       311         --        311        578     1,129      1,707
     Production.......................   (14,536)    (1,880)   (16,416)   (12,750)       --    (12,750)
     Sales of reserves in-place.......        --         --         --         --        --         --
     Purchase of reserves in-place....     1,383         --      1,383     12,980        --     12,980
                                         -------     ------    -------    -------     -----    -------
     Proved reserves at end of year...   199,014     15,844    214,858    111,363     1,129    112,492
                                         =======     ======    =======    =======     =====    =======
     Proved developed reserves
       Beginning of year..............   160,039     11,013    171,052    122,500        --    122,500
                                         =======     ======    =======    =======     =====    =======
       End of year....................   169,507     15,844    185,351     92,890     1,129     94,019
                                         =======     ======    =======    =======     =====    =======

---------------

(1) Reserves and production from discontinued operations are included in this table

                              NUEVO ENERGY COMPANY

  DISCOUNTED FUTURE NET CASH FLOWS

     The standardized measure of discounted future net cash flows and changes therein are shown below:

                                                  DOMESTIC      FOREIGN       TOTAL
                                                 -----------   ---------   -----------
                                                            (IN THOUSANDS)
2003
  Future cash inflows..........................  $ 5,104,116   $ 347,147   $ 5,451,263
  Future production costs......................   (2,274,483)   (210,207)   (2,484,690)
  Future development costs(1)..................     (415,090)     (1,730)     (416,820)
                                                 -----------   ---------   -----------
  Future net inflows before income tax.........    2,414,543     135,210     2,549,753
  Future income taxes..........................     (733,350)    (35,750)     (769,100)
                                                 -----------   ---------   -----------
  Future net cash flows........................    1,681,193      99,460     1,780,653
  10% discount factor..........................     (632,055)    (27,250)     (659,305)
                                                 -----------   ---------   -----------
  Standardized measure of discounted future net
     cash flows................................  $ 1,049,138   $  72,210   $ 1,121,348
                                                 ===========   =========   ===========
2002
  Future cash inflows..........................  $ 5,290,440   $ 343,406   $ 5,633,846
  Future production costs......................   (2,435,730)   (169,832)   (2,605,562)
  Future development costs.....................     (392,746)     (4,406)     (397,152)
                                                 -----------   ---------   -----------
  Future net inflows before income tax.........    2,461,964     169,168     2,631,132
  Future income taxes..........................     (690,501)    (48,777)     (739,278)
                                                 -----------   ---------   -----------
  Future net cash flows........................    1,771,463     120,391     1,891,854
  10% discount factor..........................     (693,830)    (28,738)     (722,568)
                                                 -----------   ---------   -----------
  Standardized measure of discounted future net
     cash flows................................  $ 1,077,633   $  91,653   $ 1,169,286
                                                 ===========   =========   ===========
2001
  Future cash inflows..........................  $ 3,182,420   $ 248,569   $ 3,430,989
  Future production costs......................   (1,773,397)   (123,628)   (1,897,025)
  Future development costs.....................     (382,412)     (6,863)     (389,275)
                                                 -----------   ---------   -----------
  Future net inflows before income tax.........    1,026,611     118,078     1,144,689
  Future income taxes..........................     (149,564)    (25,237)     (174,801)
                                                 -----------   ---------   -----------
  Future net cash flows........................      877,047      92,841       969,888
  10% discount factor..........................     (366,050)    (24,152)     (390,202)
                                                 -----------   ---------   -----------
  Standardized measure of discounted future net
     cash flows................................  $   510,997   $  68,689   $   579,686
                                                 ===========   =========   ===========

---------------

(1) Includes $162.8 million of undiscounted future asset retirement expenditures estimated as of December 31, 2003, using current estimates of future abandonment costs. At December 31, 2002 and at December 31, 2001 $168.9 million and $108.5 million, respectively, is included in undiscounted future development costs for future abandonment costs. See Note 3 for corresponding information regarding discounted asset retirement obligations.

                              NUEVO ENERGY COMPANY

     The following are the principal sources of change in the standardized measure of discounted future net cash flows:

                                                             DOMESTIC    FOREIGN      TOTAL
                                                            ----------   --------   ----------
                                                                      (IN THOUSANDS)
2003
  Standardized measure -- beginning of year...............  $1,077,633   $ 91,653   $1,169,286
  Sales, net of production costs..........................    (177,748)   (32,395)    (210,143)
  Purchases of reserves in-place..........................      18,855         --       18,855
  Net change in prices and production costs...............     261,120    (17,894)     243,226
  Extensions, discoveries and improved recovery, net of
     future production and development costs..............      31,001         --       31,001
  Changes in estimated future development costs...........     (30,096)     1,428      (28,668)
  Development costs incurred..............................      37,499      1,206       38,705
  Revisions of quantity estimates.........................      37,186     13,486       50,672
  Accretion of discount...................................     130,558     12,127      142,685
  Net change in income taxes..............................     (84,031)    12,036      (71,995)
  Sales of reserves in-place..............................    (160,577)        --     (160,577)
  Changes in production rates and other...................     (92,262)    (9,437)    (101,699)
                                                            ----------   --------   ----------
  Standardized measure -- end of year.....................  $1,049,138   $ 72,210   $1,121,348
                                                            ==========   ========   ==========
2002
  Standardized measure -- beginning of year...............  $  510,997   $ 68,689   $  579,686
  Sales, net of production costs..........................    (170,357)   (21,368)    (191,725)
  Purchases of reserves in-place..........................     119,143         --      119,143
  Net change in prices and production costs...............     560,784     45,408      606,192
  Extensions, discoveries and improved recovery, net of
     future production and development costs..............       9,149         --        9,149
  Changes in estimated future development costs...........      29,946        449       30,395
  Development costs incurred..............................      31,123      1,527       32,650
  Revisions of quantity estimates.........................     120,287        736      121,023
  Accretion of discount...................................      51,100      7,782       58,882
  Net change in income taxes..............................    (227,948)   (20,484)    (248,432)
  Sales reserves in-place.................................      (5,245)        --       (5,245)
  Changes in production rates and other...................      48,654      8,914       57,568
                                                            ----------   --------   ----------
  Standardized measure -- end of year.....................  $1,077,633   $ 91,653   $1,169,286
                                                            ==========   ========   ==========
2001
  Standardized measure -- beginning of year...............  $1,149,562   $105,327   $1,254,889
  Sales, net of production costs..........................    (154,785)   (21,899)    (176,684)
  Purchases of reserves in-place..........................      13,759         --       13,759
  Net change in prices and production costs...............    (904,288)   (56,360)    (960,648)
  Extensions, discoveries and improved recovery, net of
     future production and development costs..............       2,750        114        2,864
  Changes in estimated future development costs...........     (61,735)    16,455      (45,280)
  Development costs incurred..............................      62,817     16,100       78,917
  Revisions of quantity estimates.........................      20,906    (25,804)      (4,898)
  Accretion of discount...................................     151,060     13,861      164,921
  Net change in income taxes..............................     361,041     24,150      385,191
  Sales of reserves in-place..............................          --         --           --
  Changes in production rates and other...................    (130,090)    (3,255)    (133,345)
                                                            ----------   --------   ----------
  Standardized measure -- end of year.....................  $  510,997   $ 68,689   $  579,686
                                                            ==========   ========   ==========

                              NUEVO ENERGY COMPANY

16.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                    2003
                                              ------------------------------------------------
                                              1ST QTR   2ND QTR   3RD QTR   4TH QTR     YEAR
                                              -------   -------   -------   -------   --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues....................................  $98,250   $94,521   $87,834   $90,732   $371,337
Income from operations......................   32,947    32,966    23,380    25,398    114,691
Income from continuing operations...........   12,663     6,612     9,392     8,422     37,089
Income from discontinued operations, net of
  income tax................................    4,554       770       640       (70)     5,894
Cumulative effect of change in Accounting
  Principle.................................    8,496        --        --        --      8,496
Net Income..................................   25,713     7,382    10,032     8,352     51,479
Basic earnings per share(1)
  Continuing operations.....................  $  0.66   $  0.34   $  0.49   $  0.43   $   1.92
  Discontinued operations...................     0.24      0.04      0.03        --       0.30
  Cumulative effect of change in Accounting
     Principle net of income tax............     0.44        --        --        --       0.44
                                              -------   -------   -------   -------   --------
  Net income................................  $  1.34   $  0.38   $  0.52   $  0.43   $   2.66
                                              =======   =======   =======   =======   ========
Diluted earnings per share(1)
  Continuing operations.....................  $  0.65   $  0.34   $  0.48   $  0.42   $   1.89
  Discontinued operations...................     0.24      0.04      0.03        --       0.30
  Cumulative effect of change in Accounting
     Principle net of income tax............     0.44        --        --        --       0.43
                                              -------   -------   -------   -------   --------
  Net income................................  $  1.33   $  0.38   $  0.51   $  0.42   $   2.62
                                              =======   =======   =======   =======   ========

                                                                         2002(2)
                                             ---------------------------------------------------------------
                                              1ST QTR      2ND QTR      3RD QTR      4TH QTR(3)       YEAR
                                             ----------   ----------   ----------   -------------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...................................   $70,968      $77,491      $84,250        $79,192      $311,901
Income from operations.....................    11,929       35,511       20,982         20,384        88,806
Income from continuing operations..........       373       14,587        3,857          4,262        23,079
Income (loss) from discontinued operations,
  net of income tax........................     1,089        1,979        2,298        (16,170)      (10,804)
Net Income (loss)..........................     1,462       16,566        6,155        (11,908)       12,275
Basic earnings (loss) per share(1)
  Continuing operations....................   $  0.02      $  0.85      $  0.22        $  0.22      $   1.31
  Discontinued operations..................      0.07         0.12         0.13          (0.84)        (0.61)
                                              -------      -------      -------        -------      --------
  Net income (loss)........................   $  0.09      $  0.97      $  0.35        $ (0.62)     $   0.70
                                              =======      =======      =======        =======      ========
Diluted earnings (loss) per share(1)
  Continuing operations....................   $  0.01      $  0.84      $  0.22        $  0.22      $   1.30
  Discontinued operations..................      0.07         0.12         0.13          (0.84)        (0.61)
                                              -------      -------      -------        -------      --------
  Net income (loss)........................   $  0.08      $  0.96      $  0.35        $ (0.62)     $   0.69
                                              =======      =======      =======        =======      ========

---------------

(1) The sum of the individual quarterly net income (loss) per common share may not agree with year-to-date net income (loss) per common share as each quarterly computation is based on the weighted average number of common shares outstanding during that period.

(2) Components of the 2002 quarters were revised due to a reclassification of sold properties to discontinued operations.

(3) Fourth quarter 2002 results include a $17.8 million after-tax write down of assets held for sale in discontinued operations.

                        INDEPENDENT AUDITORS' REPORT ON
                   CONSOLIDATED FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders
Nuevo Energy Company:

     Under date of March 5, 2004, we reported on the consolidated balance sheets of Nuevo Energy Company as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statement schedule based on our audits.

     In our opinion, the consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Houston, Texas
March 5, 2004

                                  SCHEDULE II

                              NUEVO ENERGY COMPANY
                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (IN THOUSANDS)

                                                       ADDITIONS
                                          ------------------------------------
                                          BALANCE AT   CHARGED TO   CHARGED TO                BALANCE AT
                                          BEGINNING    COSTS AND      OTHER                     END OF
                                          OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
                                          ----------   ----------   ----------   ----------   ----------
2003
  Allowance for doubtful accounts.......    $  626       $   18       $   --       $  428       $  216
  Valuation allowance on deferred
     taxes..............................       804           --           --          804           --
2002
  Allowance for doubtful accounts.......     1,280           --           --          654          626
  Valuation allowance on deferred
     taxes..............................     1,777           --           --          973          804
2001
  Allowance for doubtful accounts.......       766        1,314           --          800        1,280
  Valuation allowance on deferred
     taxes..............................     1,777           --           --           --        1,777

                    PLAINS EXPLORATION & PRODUCTION COMPANY
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     On February 12, 2004, Plains Exploration & Production Company, or Plains, and Nuevo Energy Company, or Nuevo, announced they had entered into a definitive agreement pursuant to which Plains will acquire Nuevo in a stock for stock transaction. If completed, Plains will issue up to 38.8 million shares to Nuevo shareholders and assume $234 million of net debt (as of December 31, 2003) and $115 million of TECONs. Under the terms of the transaction, Nuevo stockholders will receive 1.765 shares of Plains common stock for each share of Nuevo common stock.

     The following unaudited pro forma combined financial information shows the pro forma effect of the merger. The unaudited pro forma combined statement of income for the year ended December 31, 2003 has been prepared based on the historical consolidated statements of income of Plains and Nuevo under the assumptions set forth in the accompanying footnotes. The unaudited pro forma combined balance sheet as of December 31, 2003 has been prepared based on the historical consolidated balance sheets of Plains and Nuevo under the assumptions set forth in the accompanying footnotes. This transaction has been accounted for using the purchase method of accounting. The effect of this transaction is reflected in the merger adjustments in the unaudited pro forma combined statements of income.


     The pro forma effects of the following transactions are presented in Note 4 to the pro forma combined financial statements:

     o Plains acquisition of 3TEC Energy Corporation which was completed on June 4, 2003; and

     o Plains issuance of $75 million of 8.75% senior subordinated notes on May 30, 2003.

     The unaudited pro forma combined statement of income for the year ended December 31, 2003 assumes the Nuevo merger transaction, 3TEC merger transaction and the new notes offering occurred on January 1, 2003. Plains believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to such transactions.

     Plains has not reflected as an adjustment to the historical data annual cost savings of at least $20 million that Plains and Nuevo expect to result from the merger.

     The unaudited pro forma combined financial statements do not purport to represent what Plains results of operations would have been if such transactions had occurred on such dates. These unaudited pro forma combined financial statements should be read in conjunction with the Form 10-K of Plains for the year ended December 31, 2003, the Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations of 3TEC included in Plains Registration Statement on Form S-4 (No. 333-108407) filed August 29, 2003, and the Form 10-K of Nuevo for the year ended December 31, 2003.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AT DECEMBER 31, 2003
                           (IN THOUSANDS OF DOLLARS)

                                                            PLAINS          MERGER          PLAINS
                                                          HISTORICAL     ADJUSTMENTS(a)    PROFORMA
                                                          -----------    --------------   -----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents ...........................   $     1,377    $     6,276      $     7,653
  Accounts receivable .................................        50,611         39,729           90,340
  Assets held for sale ................................            --         38,290           38,290
  Inventories .........................................         5,318          5,741           11,059
  Other current assets ................................         3,019          4,489            7,508
                                                          -----------    -----------      -----------
                                                               60,325         94,525          154,850
                                                          -----------    -----------      -----------

PROPERTY AND EQUIPMENT, AT COST
  Oil and natural gas properties--full cost method
  Subject to amortization .............................     1,074,302      1,037,995        2,112,297
  Not subject to amortization .........................        63,658             --           63,658
  Other property and equipment ........................         4,939             --            4,939
                                                          -----------    -----------      -----------
                                                            1,142,899      1,037,995        2,180,894
  Allowance for depreciation, depletion and
    amortization ......................................      (186,004)            --         (186,004)
                                                          -----------    -----------      -----------
                                                              956,895      1,037,995        1,994,890
                                                          -----------    -----------      -----------
GOODWILL ..............................................       147,251        239,525          386,776
                                                          -----------    -----------      -----------
OTHER ASSETS ..........................................        19,641          5,425           25,066
                                                          -----------    -----------      -----------
                                                          $ 1,184,112    $ 1,377,470      $ 2,561,582
                                                          ===========    ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and other current liabilities ......   $    79,750    $    94,968      $   174,718
  Commodity hedging contracts .........................        55,123         35,005           90,128
  Royalties payable ...................................        19,080          5,312           24,392
  Interest payable ....................................           622          3,663            4,285
  Current maturities on long-term debt ................           511             --              511
                                                          -----------    -----------      -----------
                                                              155,086        138,948          294,034
                                                          -----------    -----------      -----------
LONG-TERM DEBT ........................................       487,906        401,713          889,619
                                                          -----------    -----------      -----------
ASSET RETIREMENT OBLIGATION ...........................        33,235        137,925          171,160
                                                          -----------    -----------      -----------
OTHER LONG-TERM LIABILITIES ...........................        32,194         12,067           44,261
                                                          -----------    -----------      -----------
DEFERRED INCOME TAXES .................................       121,435         97,934          219,369
                                                          -----------    -----------      -----------
STOCKHOLDERS' EQUITY
  Stockholders' equity ................................       394,695        588,883          983,578
  Accumulated other comprehensive income (loss) .......       (40,439)            --          (40,439)
                                                          -----------    -----------      -----------
                                                              354,256        588,883          943,139
                                                          -----------    -----------      -----------
                                                          $ 1,184,112    $ 1,377,470      $ 2,561,582
                                                          ===========    ===========      ===========

                     PLAINS EXPLORATION & PRODUCTION COMPANY

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 2003
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                                                      COMBINED
                                                                                                       COMPANY
                                                               PLAINS PRO     NUEVO       MERGER      PROFORMA
                                                                 FORMA      HISTORICAL  ADJUSTMENTS   ADJUSTED
                                                               ----------   ----------  -----------   ---------
REVENUES
  Oil, gas and plant revenues ..............................   $ 376,797    $ 369,975    $      --    $ 746,772
  Other operating revenues .................................         888        1,362           --        2,250
                                                               ---------    ---------    ---------    ---------
                                                                 377,685      371,337           --      749,022
                                                               ---------    ---------    ---------    ---------

COSTS AND EXPENSES:
  Production expenses ......................................     118,205      159,832           --      278,037
  Exploration costs ........................................          --        2,115       (2,115)(b)       --
  General and administrative ...............................      29,424       28,457           --       57,881
  Stock appreciation rights ................................      18,010           --           --       18,010
  Gain on disposition of properties ........................          --       (5,824)       4,551 (c)   (1,273)
  Depreciation, depletion, amortization and accretion ......      64,999       70,810       47,623 (d)  183,432
  Other ....................................................                    1,256           --        1,256
                                                               ---------    ---------    ---------    ---------
                                                                 230,638      256,646       50,059      537,343
                                                               ---------    ---------    ---------    ---------
INCOME FROM OPERATIONS                                           147,047      114,691      (50,059)     211,679
OTHER INCOME (EXPENSE):
  Interest expense .........................................     (27,075)     (36,406)       1,612 (e)  (61,869)
  Gain (loss) on derivatives ...............................     (37,084)      (5,842)          --      (42,926)
  Loss on early extinguishment of debt .....................          --      (12,578)          --      (12,578)
  Interest and other income (expense) ......................        (100)         342           --          242
                                                               ---------    ---------    ---------    ---------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES ......      82,788       60,207      (48,447)      94,548
  Income tax benefit (expense) .............................     (34,342)     (23,118)      16,083 (f)  (41,377)
                                                               ---------    ---------    ---------    ---------
INCOME FROM CONTINUING OPERATIONS ..........................   $  48,446    $  37,089    $ (32,364)   $  53,171
                                                               =========    =========    =========    =========
Earnings per share
  Basic ....................................................   $    1.21    $    1.92           --    $    0.69
  Diluted ..................................................   $    1.20    $    1.89           --    $    0.69

Average shares outstanding
  Basic ....................................................      40,190       19,355       17,141       76,686
  Diluted ..................................................      40,256       19,627       17,363       77,246

                     PLAINS EXPLORATION & PRODUCTION COMPANY
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION AND ACCOUNTING FOR THE MERGER

     The accompanying unaudited pro forma balance sheet and unaudited pro forma statement of income presents the pro forma effects of the merger and the transactions. The unaudited pro forma balance sheet is presented as though the merger occurred on December 31, 2003. The unaudited pro forma combined statement of income for year ended December 31, 2003 assumes the merger occurred on January 1, 2003.

     The merger has been accounted for using the purchase method of accounting for business combinations. Under the purchase method of accounting, Nuevo's assets and liabilities acquired or assumed are revalued and recorded at their estimated fair values.

     Plains follows the full cost method of accounting for oil and gas properties while Nuevo follows the successful efforts method of accounting. Certain costs that are capitalized under the full cost method are expensed under the successful efforts method. These costs consist primarily of costs associated with unsuccessful exploration drilling, geological and geophysical costs and general and administrative costs associated with acquisition, exploration, exploitation and development activities. Under full cost accounting proceeds from the sale of oil and gas properties are reflected as reductions to capitalized costs unless such sales involve a significant change in the relationship between costs and the estimated value of proved reserves, in which case a gain or loss is recognized. Pro forma entries include the reclassification of certain of these items to conform Nuevo's accounting to the full cost method.

NOTE 2--PRO FORMA ADJUSTMENTS RELATED TO THE MERGER

     The unaudited pro forma balance sheet includes the following adjustments:

          (a) This entry reflects the estimated preliminary pro forma allocation of the purchase price as of December 31, 2003 using the purchase method of accounting. The following is a calculation and allocation of the purchase price to assets acquired and liabilities assumed based on their relative fair value (in thousands, except as noted):

Shares of Plains common stock to be issued ...........................       36,496
Average Plains stock price ...........................................   $    15.76
                                                                         ----------
Fair value of Plains common stock to be issued .......................   $  575,177
Fair value of Nuevo employee stock options to be assumed by Plains ...       13,706
Estimated merger expenses ............................................       32,000
                                                                         ----------
Total purchase price before liabilities assumed ......................      620,883
Fair value of liabilities:
  Senior Subordinated Notes ..........................................      244,313
  Bank Credit Facility ...............................................       15,000
  TECONs .............................................................      110,400
  Current liabilities ................................................      138,948
  Other noncurrent liabilities .......................................       12,067
  Deferred income tax liabilities ....................................       97,934
  Asset retirement obligation ........................................      137,925
                                                                         ----------
Total purchase price plus liabilities assumed ........................   $1,377,470
                                                                         ==========
Fair value of assets acquired:
Current assets .......................................................       94,525
Proved oil and gas properties ........................................    1,037,995
Other noncurrent assets ..............................................        5,425
Goodwill .............................................................      239,525
                                                                         ----------
                                                                         $1,377,470
                                                                         ==========

                     PLAINS EXPLORATION & PRODUCTION COMPANY

     The purchase price includes the value of Plains common stock to be issued to Nuevo stockholders in the merger. The average Plains common stock price is based on the average closing prices of Plains common stock during the five business day period commencing two days before the merger was announced. Under the terms of the merger agreement, Nuevo common stockholders will receive 1.765 shares of Plains common stock for each share of Nuevo common stock. It is expected that Plains will issue 35.8 million common shares based on Nuevo's outstanding common shares on February 12, 2004.

     At least 30 days prior to the effective time of the merger, Nuevo will give each holder of its restricted common stock issued pursuant to its stock incentive or other equity award plans the opportunity to elect to have each such share cancelled and redeemed immediately prior to the merger at the Nuevo market price. However, at Plains' election, Plains may make such redemption payments to named executives of Nuevo immediately after the merger. At the effective time of the merger, each share of uncancelled Nuevo restricted stock will become 1.765 shares of restricted common stock of Plains on the same terms and conditions of vesting as such Nuevo restricted stock. On a pro forma basis, Plains would issue
0.7 million common shares based on Nuevo's outstanding restricted shares on February 12, 2004. If all outstanding restricted Nuevo common shares are cancelled and redeemed, cash consideration of approximately $11.9 million would be paid to restricted shareholders based on a Nuevo share price of $30.75, the closing price on March 8, 2004. The accompanying pro forma statements assume that no Nuevo restricted shares are redeemed prior to the merger.

     At least 30 days prior to the effective time of the merger, Nuevo will give each holder of any employee or director stock option of Nuevo the opportunity to have each such option cancelled and redeemed immediately prior to the merger. Upon consummation of the merger, Plains will assume each uncancelled option and each such option will become an option (i) to purchase that number of shares of Plains common stock obtained by multiplying the number of shares of Nuevo common stock issuable upon the exercise of such option by 1.765, (ii) at an exercise price per share equal to the per share exercise price of such option divided by 1.765, and (iii) otherwise upon the same terms and conditions as such outstanding options. The accompanying pro forma statements assume that no Nuevo stock options are redeemed prior to the merger, and that Plains issues 2.3 million options with an average exercise price of $10.59. If all outstanding Nuevo stock options are cancelled and redeemed, cash consideration of approximately $17.1 million would be paid to option holders based on a Nuevo share price of $30.75, the closing price on March 8, 2004. The accompanying pro forma statements assume that no Nuevo stock options are redeemed prior to the merger.

     If all restricted stock and stock options are redeemed for cash prior to the closing of the merger, pro forma income from continuing operations would be $52.7 million compared to the $53.2 million presented in the accompanying statements for the year ended December 31, 2003. The earnings per share amounts would not change.

     The total purchase price also includes $32 million of estimated merger costs. These costs include investment banking expenses, severance, legal and accounting fees, printing expenses and other merger-related costs. These costs have been added to long-term debt in the unaudited pro forma balance sheet.

     The preliminary allocation of purchase price includes approximately $240 million of goodwill. Approximately $98 million of the goodwill is related to deferred income tax liabilities to be recorded due to the non-taxable nature of the merger. The significant factors that contributed to the recognition of

                     PLAINS EXPLORATION & PRODUCTION COMPANY
goodwill include but are not limited to expected economies of scale in connection with our existing operations, improved financial flexibility with more efficient access to lower cost capital and the ability to acquire an established business with an assembled workforce.

The purchase price is preliminary and is subject to change due to several factors including:

     o Changes in the fair values of Nuevo's assets and liabilities as of the effective time of the merger;

     o The number of Nuevo common and restricted shares and stock options outstanding as of the effective time of the merger;

     o    Actual merger costs incurred; and

     o    Tax basis of Nuevo assets at the effective time of the merger.

     The unaudited pro forma statements of income include the following adjustments:

          (b) This entry reflects the reversal of Nuevo historical exploration costs that are expensed under the successful efforts methods of accounting and are capitalized under the full cost method of accounting.

          (c) This entry reflects the reversal of the gain on disposition of oil and gas properties and assets held for sale. Under full cost accounting, proceeds from the sale of oil and gas properties are accounted for as reductions to capitalized costs unless such sales involve a significant change in the relationship between costs and the estimated value of proved reserves, in which case a gain or loss is recognized. The remaining gain on disposition of property relates to sales of non oil and gas properties.

          (d) This entry adjusts depreciation, depletion, amortization and accretion expense based on the fair value allocated to oil and gas properties. Pro forma depreciation, depletion, amortization and accretion for the combined company is calculated using the unit of production method based on the oil and gas property costs, reserve volumes and future development and abandonment costs of the combined companies. The pro forma depreciation, depletion, amortization and accretion rate is $5.25 per barrel of oil equivalent. Accretion expense has been adjusted to reflect Plains' credit adjusted risk free interest rate and other assumptions.

          (e) This entry adjusts historical interest expense for the effect of debt assumed and incurred in connection with the merger.

          (f) This entry reflects the adjustment of income tax expense based on a post-merger effective rate of approximately 42% (44% including return to provision adjustments included in Plains' historical income tax expense for the year ended December 31, 2003).

                     PLAINS EXPLORATION & PRODUCTION COMPANY

NOTE 3 - EARNINGS PER SHARE

     Earnings per share for the year ended December 31, 2003 has been calculated based on the pro forma weighted average number of shares outstanding as follows:

                                                                            Year Ended
                                                                           December 31,
                                                                              2003
                                                                         ---------------
Weighted average shares outstanding ..................................            33,321
Pro forma increase assuming 3TEC merger occurred January 1, 2003 .....             6,869
Nuevo outstanding shares .............................................   20,678
Exchange ratio .......................................................    1.765   36,497
                                                                         ------   ------
Pro forma basic shares outstanding ...................................            76,687
Plains restricted shares .............................................               148
Nuevo options ........................................................               411
                                                                                  ------
Pro forma diluted shares outstanding .................................            77,246
                                                                                  ======

     Diluted shares do not include the following because the inclusion would be anti-dilutive:

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                             2002
                                                                         ------------
Shares issuable upon conversion of TECONs ............................      3,419
Nuevo employee stock options with an exercise price greater than
  the average market price of the common stock .......................        477

NOTE 4 - PLAINS PRO FORMA RESULTS OF OPERATIONS

     Plains' pro forma results of operations included in the accompanying unaudited pro forma statement of operations include the effect of the following:

     o Plains acquisition of 3TEC Energy Corporation which was completed on June 4, 2003; and

     o Plains issuance of $75 million of 8.75% senior subordinated notes on May 30, 2003.

     On June 4, 2003 Plains acquired 3TEC for approximately $312.9 million in cash and common stock plus $90.0 million to retire outstanding debt and $14.7 million to retire outstanding 3TEC preferred stock. Under the terms of the agreement 3TEC stockholders received $8.50 in cash and 0.85 shares of our common stock for each share of 3TEC common stock. This transaction has been accounted for using the purchase method of accounting. The effect of this transaction is reflected in the 3TEC Merger Adjustments in the unaudited pro forma consolidated statements of income.

     The unaudited pro forma combined statement of income for the year ended December 31, 2003 assumes the 3TEC merger transactions and the $75 million notes offering occurred on January 1, 2003. Plains believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to such transactions.

                     PLAINS EXPLORATION & PRODUCTION COMPANY

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                       PLAINS                                           PLAINS
                                        PLAINS        OFFERING        PRO FORMA         3TEC           MERGER          PRO FORMA
                                      HISTORICAL     ADJUSTMENTS      OFFERING      HISTORICAL(4)    ADJUSTMENTS       ADJUSTED
                                      ----------     -----------     ----------     -------------    -----------       ---------
REVENUES
  Oil, gas and plant revenues .....   $ 303,202       $      --       $ 303,202       $  73,664       $     (69)(5)    $ 376,797
  Gain (loss) on sale of
    properties ....................          --              --              --              72             (72)(10)          --
  Gain (loss) on derivatives ......          --              --              --         (37,931)         37,931(12)           --
  Other operating revenues ........         888              --             888              59             (59)(12)         888
                                      ---------       ---------       ---------       ---------       ---------        ---------
                                        304,090              --         304,090          35,864          37,731          377,685
                                      ---------       ---------       ---------       ---------       ---------        ---------
COSTS AND EXPENSES
  Production expenses .............     104,819              --         104,819          13,386              --          118,205
  Geological and geophysical ......          --              --              --           5,023          (5,023)(10)          --
  Dry hole and impairments ........          --              --              --           2,198          (2,198)(10)          --
  General and administrative ......      25,148              --          25,148           4,539            (263)(10)      29,424
  Stock appreciation rights .......      18,010              --          18,010              --              --           18,010
                                                                                                        (17,954)(6)
  Depreciation, depletion,                                                                               11,707(7)
    amortization and accretion ....      52,484              32(1)       52,516          18,313             417(13)       64,999
                                      ---------       ---------       ---------       ---------       ---------        ---------
                                        200,461              32         200,493          43,459         (13,314)         230,638
                                      ---------       ---------       ---------       ---------       ---------        ---------
INCOME FROM OPERATIONS ............     103,629             (32)        103,597          (7,595)         51,045          147,047
OTHER INCOME (EXPENSE)
                                                                                                          1,336(8)
Interest expense ..................     (23,778)         (2,408)(2)     (26,186)         (1,336)           (889)(9)      (27,075)
Gain (loss) on derivatives ........         847              --             847              --         (37,931)(12)     (37,084)
Merger costs ......................          --              --              --         (11,108)         11,108(11)           --
                                                                                                             14(10)
Interest and other income
  (expense) .......................        (159)             --            (159)            (14)             59(12)         (100)
                                      ---------       ---------       ---------       ---------       ---------        ---------
INCOME FROM CONTINUING
  OPERATIONS BEFORE INCOME TAXES ..      80,539          (2,440)         78,099         (20,053)         24,742           82,788
Income tax benefit (expense) ......     (33,452)            965(3)      (32,487)          7,820          (9,675)(14)     (34,342)
                                      ---------       ---------       ---------       ---------       ---------        ---------
INCOME FROM CONTINUING
  OPERATIONS ......................   $  47,087       $  (1,475)      $  45,612       $ (12,233)      $  15,067        $  48,446
                                      =========       =========       =========       =========       =========        =========
Earnings Per Share:
Basic .............................   $    1.41                                                                        $    1.21
                                      =========                                                                        =========
Diluted ...........................   $    1.41                                                                        $    1.20
                                      =========                                                                        =========
Average Shares Outstanding:
Basic .............................      33,321                                                           6,869(15)       40,190
Diluted ...........................      33,469                                                           6,787(15)       40,256

----------
Offering Adjustments

(1) Reflects amortization of debt issue costs for the period, on a straight line basis that approximates the interest method, over the life of the 8.75% Notes.

(2) Reflects interest expense at a rate of 7.71% (net of premium on issuance) for the period on the new notes, assuming that the new notes were issued on January 1, 2003. A 1/8 of 1% change in the interest rate would result in a $39,000 change in interest expense.

(3) Reflects the income tax effect of the Offering Adjustments based on Plains' historical effective income tax rate.

Merger Adjustments

(4) 3TEC's historical results of operations for the five months ended May 31, 2003.

(5) Reflects the $0.20 per barrel marketing fee Plains pays to Plains All American Pipeline, L.P.

(6) Reflects the reversal of 3TEC's historical DD&A expense related to oil and gas properties.

(7) Reflects the effect of the merger on DD&A expense on oil and gas properties under the full cost method.

(8) Reflects the reversal of 3TEC's amortization of deferred debt issue costs and interest expense with respect to 3TEC's debt that was retired in the merger.

(9) Reflects interest expense for the period on $189.2 million of debt incurred in connection with the acquisition net of $1.6 million of capitalized interest. Interest expense is based on an estimated borrowing rate under Plains' senior revolving credit facility (3.1%). Capitalized interest is based on the $61.1 million of purchase price allocated to oil and gas properties not subject to amortization and Plains' effective average interest rate (6.0% based on pro forma debt). A 1/8% change in the interest rate would result in a $0.1 million change in interest expense.

(10) Reflects the reversal of certain 3TEC's income items that are charged or credited to income under the successful efforts method of accounting that are capitalized under the full cost method of accounting.

(11) Reflects the reversal of 3TEC expenses related to the merger.

(12) Reflects the reclassification of certain 3TEC revenue and expense items to conform to the Plains presentation.

(13) Reflects amortization of estimated debt issue cost for the period, on a straight-line basis that approximates the interest method over the life of the agreement.

(14) Reflects the adjustment of income tax expense based on a post-merger effective rate for current year earnings of approximately 41%.

(15) Reflects common shares issued in the 3TEC merger.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     PLAINS EXPLORATION & PRODUCTION COMPANY


Date: March 17, 2004                 By:       /s/ CYNTHIA A. FEEBACK
                                          ------------------------------------
                                          Cynthia A. Feeback
                                          Senior Vice President--Accounting
                                            and Treasurer

                                 EXHIBIT INDEX



     Exhibit
     Number               Description
     -------              -----------

       23.1       Consent of KPMG LLP.